    As filed with the Securities and Exchange Commission on August 17, 1999
                                                       Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                              E-STAMP CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

    Delaware                  5961                       76-0518568
(State or other   (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of    Classification Code Number)     Identification Number)
incorporation or
 organization)

                          2855 Campus Drive, Suite 100
                          San Mateo, California 94403
                                 (650) 554-8454
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                ROBERT H. EWALD
                     President and Chief Executive Officer
                          2855 Campus Drive, Suite 100
                          San Mateo, California 94403
                                 (650) 554-8454
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:

         DAVID J. SEGRE                        MICHAEL J. HALLORAN
      MICHELLE L. WHIPKEY                        JAMES P. CLOUGH
       MARK D. BEARIAULT                        PATRICK J. DEVINE
Wilson Sonsini Goodrich & Rosati                 JAMES J. MASETTI
    Professional Corporation              Pillsbury Madison & Sutro LLP
       650 Page Mill Road                      2550 Hanover Street
  Palo Alto, California 94104              Palo Alto, California 94304
         (650) 493-9300                           (650) 233-4500

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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                                              Proposed Maximum
           Title of Each Class of            Aggregate Offering    Amount of
        Securities to be Registered               Price(1)      Registration Fee
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Common Stock $0.001 par value..............     $85,000,000         $23,630
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the Securities and Exchange Commission relating +
+to these securities has been declared effective by the Securities and         +
+Exchange Commission. This prospectus is not an offer to sell these securities + +or our solicitation of your offer to buy these securities in any jurisdiction +
+where that would not be permitted or legal.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION--AUGUST 17, 1999

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Prospectus

      , 1999
                                     [LOGO]

                              E-Stamp Corporation
                               Shares of Common Stock

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  The Company:

  . We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers.

  . E-Stamp Corporation 2855 Campus Drive, Suite 100 San Mateo, California
    94403(650) 554-8454

  Proposed Symbol & Market:

  . ESTM/Nasdaq National Market

  The Offering:

  . We are offering         shares of our common stock.

  . The underwriters have an option to purchase an additional     shares from
    the Company to cover over-allotments.

  . This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will
    be between $      and $      per share.

  . We plan to use the proceeds from this offering for sales and marketing expenses and general corporate purposes.

  . Closing:        , 1999.

  -------------------------------------------------
                              Per Share       Total
  -------------------------------------------------
   Public offering price:      $             $
   Underwriting fees:
   Proceeds to Company:
  -------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 7.

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Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                         Banc of America Securities LLC

                                                       Deutsche Banc Alex. Brown

                                                                  DLJdirect Inc.

                       [INSIDE FRONT COVER OF PROSPECTUS]


                               [Graphics to come]

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

   "E-Stamp" is a registered trademark, and "E-Stamp.com," "The Internet Postage Company," and the E-Stamp logo are trademarks of E-Stamp. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  16
Corporate Information....................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

                                                                            Page
Business...................................................................  26
Management.................................................................  40
Certain Transactions.......................................................  50
Principal Stockholders.....................................................  52
Description of Capital Stock...............................................  55
Shares Eligible for Future Sale............................................  58
Underwriting...............................................................  60
Legal Matters..............................................................  62
Experts....................................................................  62
Additional Information.....................................................  62
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                              E-Stamp Corporation

Our Business

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. We received approval from the U.S. Postal Service in August 1999 for our Internet postage solution, and since then have been selling our solution nationally. Our Internet postage solution is targeted at small business, small office and home office users, collectively known as SOHO users, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second and share lines with telephones or fax machines. In addition, our Internet postage solution is tightly integrated with popular business computer programs including Microsoft Word and Outlook, and Intuit's Quickbooks. We believe our cost-effective Internet postage solution will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for SOHO users, and will increase operating efficiencies and decrease postal fraud for the U.S. Postal Service.

   We have focused on forming strategic relationships with industry leaders in order to quickly build our brand awareness with SOHOs and to accelerate the adoption of our Internet postage solution. Our strategic relationships include the following:

  . Microsoft, which is also one of our equity investors, has selected us as its premium online postage partner for its Microsoft Office Update Web site;

  . Yahoo! has chosen us to be the premier Internet postage merchant within the Yahoo! Postal Center;

  . Excite@Home, which is also one of our equity investors, has entered into a binding letter of intent to establish us as the preferred Internet postage provider on its @Work Web site;

  . America Online has agreed to include us as a tenant in its new Postage
    Services Center, currently scheduled for launch in August 1999;

  . Compaq, which is also one of our equity investors, has agreed to market our Internet postage solution as part of the online services available to owners of its Prosignia line of personal computers for small businesses;

  . Francotyp-Postalia, which is also one of our equity investors, has agreed to distribute our Internet postage solution; and

  . Avery Dennison has agreed to promote exclusively our Internet postage solution in packages of Avery labels and other printable supplies.

   In addition, we have developed strategic relationships with Sunbeam Corp.'s Pelouze Scale Co. division, Tension Envelope, EarthLink and Dymo-Costar.

Our Market Opportunity

   In an effort to enhance customer satisfaction, provide convenient postal services, leverage users' existing investments in computer hardware and software and improve access to the SOHO market, the U.S. Postal Service developed the Information Based Indicia Program. This program is designed to authorize third party vendors to sell products or services that enable users to print postage, also referred to as digital stamps, from a personal computer using ordinary laser or inkjet printers. This new form of postage provides an opportunity to access the U.S. postage market, which represented $60 billion in 1998. Of this amount, $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, which is the target market for Internet postage. Keenan Vision, an independent research firm, estimates that the market for first class, priority and express mail will grow to $46 billion by the year 2002.

   The emergence of Internet postage has created an attractive channel for the sale of postage to SOHO users currently underserved by existing solutions. According to International Data Corporation, there were 44.7 million SOHOs in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. In terms of postage usage, SOHOs generally conduct an essential part of their communications with suppliers and customers through the postal system. Nevertheless, few SOHOs use postage meters to automate the mailing process. In addition, SOHOs are increasingly adopting the Internet to improve their business processes.

Our Strategy

   Our objective is to be the leading provider of Internet postage solutions. Key elements of our growth strategy include:

  . Partner with industry leaders to quickly acquire customers. We have formed strategic relationships with industry leaders to rapidly acquire customers, build brand recognition and accelerate adoption of our Internet postage solution. We anticipate continuing to add additional strategic partners as our business grows and we expand our portfolio of products and services.

  . Initially focus on the large and growing SOHO market. We are initially focusing on the SOHO market due to its attractive characteristics, such as a large and growing number of SOHOs, high personal computer penetration, and heavy reliance on the postal system for business communications.

  . Build and promote our brand. We intend to invest in building brand awareness through a variety of marketing and promotional techniques, both independently and in conjunction with our strategic partners. Our brand will be promoted through television, print and radio advertising, online banner advertising, and through viral marketing, such as including our logo and Web site address on each digital stamp.

  . Leverage our technology platform and expertise to extend our family of Internet postage solutions. We intend to leverage our customer-centric focus, scalable platform, and patent portfolio, currently consisting of over 20 issued patents, to develop a family of Internet postage solutions, including a server-based solution for the low-volume consumer and early adopters of broadband access and an intranet-based solution that will simplify routine processes for the high volume mailer and corporate enterprise.

  . Pursue multiple and recurring revenue streams. In addition to developing and marketing Internet postage solutions domestically, we are concentrating on the sale of postage related consumables and peripherals, and we intend to pursue international Internet postage opportunities and the purchase and printing of authenticated documents, such as tickets and gift certificates.

                                  The Offering

 Common stock offered by E-Stamp..             shares
 Common stock to be outstanding
  after this offering.............             shares
 Use of proceeds..................  We plan to use the net proceeds from this offering principally for sales and
                                    marketing expenses, with the balance for
                                    general corporate purposes, including
                                    working capital and expansion of our
                                    corporate infrastructure.
 Proposed Nasdaq National Market
  symbol..........................  ESTM

   Unless otherwise indicated, this prospectus assumes the conversion of our outstanding preferred stock into common stock upon the closing of this offering, and that the underwriters do not exercise the option granted by us to purchase additional shares in the offering to cover over-allotments.

                                ----------------

   The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of August 10, 1999. This number excludes:

  . 2,821,498 shares of common stock reserved for future issuance under our stock option, director stock option and employee stock purchase plans;

  . 1,172,790 shares of common stock subject to outstanding options; and

  . 60,032 shares of common stock issuable upon the exercise of outstanding warrants.

                         Summary Financial Information
                     (In thousands, except per share data)

   The following table summarizes our financial data. The weighted average shares used in calculating our pro forma net loss per share data excludes our sale in August 1999 of shares of our convertible preferred stock for aggregate proceeds of $30.2 million and includes the automatic conversion of all other outstanding shares of our convertible preferred stock into shares of our common stock, which will occur upon the closing of this offering.

                                                             Six Months Ended
                                 Year Ended December 31,         June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                                               (unaudited)
Statement of Operations Data:
  Net revenues.................. $   --   $   --   $    --   $   --   $    --
  Operating loss ...............  (6,575)  (7,821)  (10,627)  (4,498)  (11,019)
  Net loss......................  (6,339)  (7,678)  (10,257)  (4,455)  (10,843)
  Accretion on redeemable
   convertible
   preferred stock .............     --      (196)   (1,383)    (307)   (1,176)
  Net loss attributable to
   common stockholders.......... $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
  Net loss per common share:
    Basic and diluted........... $ (0.63) $ (0.76) $  (1.11) $ (0.46) $  (1.11)
    Weighted average shares.....  10,034   10,373    10,460   10,421    10,789
  Pro forma net loss per
   share:.......................
    Basic and diluted
     (unaudited)................                   $  (0.68)          $  (0.62)
    Weighted average shares
     (unaudited)................                     15,002             17,477

   The following table summarizes our balance sheet data. The pro forma data reflects our sale in August 1999 of shares of our convertible preferred stock for aggregate proceeds of $30.2 million, the use of a portion of those proceeds to pay off an existing bank loan entered into and drawn upon in July 1999 and the automatic conversion of all outstanding shares of our convertible preferred stock into shares of our common stock, which will occur upon the closing of this offering. The pro forma as adjusted data reflects the sale of shares of common stock in this offering at an assumed initial public offering
price of $       per share after deducting the underwriting discount and
estimated offering expenses payable by us.

                                                        As of June 30, 1999
                                                     ---------------------------
                                                                Pro   Pro Forma
                                                      Actual   Forma As Adjusted
                                                            (unaudited)
Balance Sheet Data:
  Cash and cash equivalents......................... $  1,916
  Working capital (deficit).........................     (324)
  Total assets......................................    3,096
  Long-term obligations, net of current portion.....        6
  Total stockholders' equity (deficit)..............  (24,293)

                                  RISK FACTORS

   You should carefully consider the risks described below before buying shares in this offering.

We have a limited operating history with a history of losses, expect to incur losses in the future, and may never achieve profitability.

   We have a very limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot be certain that we will achieve profitability or, if achieved, that we will be able to sustain or increase profitability on a quarterly or annual basis. As of June 30, 1999, we had not generated any revenues and had an accumulated deficit of $37.0 million. Since U.S. Postal Service approval of our Internet postage solution in August 1999, we have generated only nominal revenues. We have not achieved profitability and expect to continue to incur net losses for the foreseeable future. We expect to incur increasing sales and marketing, research and development and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.

The success of our business will depend upon acceptance by customers of our Internet postage solution.

   The U.S. Postal Service approved our Internet postage solution for commercial sale in August 1999. We expect that our Internet postage solution will generate a substantial portion, if not all, of our near-term future revenues. As a result, we depend on the commercial acceptance of our Internet postage solution. Any failure to successfully gain commercial acceptance of our Internet postage solution would seriously harm our business and results of operations. The market for Internet postage has not developed, and we cannot assure you that it will develop. We cannot predict the extent to which users will be willing to use the Internet to purchase postage rather than using traditional methods. To the extent users choose to purchase postage over the Internet, we cannot be certain that these customers will use our solution.

Intellectual property infringement claims, including claims asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage.

   We face the risk that other parties' intellectual property positions will impair successful development of the Internet postage market or our ability to effectively participate in it. Pitney Bowes filed a patent infringement lawsuit against us in U.S. District Court in June 1999. The suit alleges infringement of seven patents owned by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction, attorneys' fees and other unspecified damages. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement, assert certain affirmative defenses based on statutory and common law grounds, and bring antitrust counterclaims against Pitney Bowes. Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. The Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solution and payments of license fees and other monies. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

   Although we and Pitney Bowes, prior to filing of the current litigation, had been in discussions regarding cross-licensing a number of our patents and Pitney Bowes' patents, some of which are identified in the complaint, we cannot predict whether these discussions will recommence in the future or the impact of Pitney Bowes' intellectual property claims on our business or the Internet postage market. Since commencement of the litigation, we have not had discussions with Pitney Bowes regarding licensing or cross-licensing arrangements nor do we have information concerning Pitney Bowes' present willingness to engage in discussions.

We cannot be certain that we will be able to continue to satisfy existing, new or changed U.S. Postal Service regulations in the future, and if we are not able to do so our business would suffer dramatically.

   Although the U.S. Postal Service has approved us to market and sell our Internet postage solution nationally in accordance with approved quantities and distribution channels, we will continue to be subject to U.S. Postal Service scrutiny and other government regulations. If we encounter difficulties with continuing compliance with U.S. Postal Service regulations, our ability to distribute or extend the distribution of our Internet postage solution could be adversely affected. Further, the U.S. Postal Service could change certification requirements or specifications for Internet postage or revoke the approval of our Internet postage solution. If we are unable to adapt our Internet postage solution to any new requirements or specifications or if the U.S. Postal Service discontinues Internet postage as an approved postage method, our business will suffer dramatically. U.S. Postal Service regulations may require that our personnel with access to postal information or resources obtain security clearances, which may cause delays or disruptions in our business if our personnel cannot receive necessary security clearances in a timely manner, or at all, and may limit our ability to hire necessary personnel. Any other change in the current or future regulatory environment could have an adverse impact on our business and could harm our operating results and profitability.

If we cannot successfully manage the commercial availability of our Internet postage solution, our business and reputation will be harmed.

   Our reputation and our ability to attract, retain and provide solutions to our customers depend upon the reliable performance of our Web site, network infrastructure and transaction-processing systems. If we are unable at any time to provide our customers with our Internet postage solution in a satisfactory manner, our business and reputation may be damaged. We will face numerous risks concurrent with the introduction of our Internet postage solution. Under the Information Based Indicia Program, the commercial roll-out of our Internet postage solution is initially limited to 10,000 customers, with expanding numbers of customers based upon successful evaluations by the U.S. Postal Service. We have very limited experience conducting marketing campaigns, and we may fail to generate significant interest in our Internet postage solution. On the other hand, if we generate extensive interest in our solution, we cannot assure you that we will be able to effectively manage commercial availability of our Internet postage solution due to the strains this demand will place on our Web site, network infrastructure and our transaction-processing systems.

If we are unable to maintain and develop our strategic relationships, our Internet postage solution may not achieve commercial acceptance.

   We have established strategic relationships with a limited number of third parties. These strategic relationships include sales, marketing and distribution agreements. We rely heavily upon these relationships to build our E-Stamp brand and to accelerate the adoption of our Internet postage solution. We have limited experience in establishing and maintaining these relationships. If we are unable to successfully maintain our existing relationships or to establish new relationships, our business will suffer and our financial condition and results of operation will be seriously harmed. In addition, given the recent commercial launch of our Internet postage solution, a number of our strategic partners are still in the process of establishing the marketing, promotional and distribution activities for our solution called for under our agreements with them. We cannot assure you that these efforts will be achieved in a timely and successful manner and this would limit their usefulness in promoting adoption of our solution.

If we do not achieve broad brand recognition, our business will suffer.

   We must quickly build our E-Stamp brand to gain market acceptance for our solution. If we fail to gain market acceptance for our Internet postage solution, our business will suffer dramatically. We believe it is imperative to our long term success that we obtain significant acceptance of our solution. We cannot be certain that we will have sufficient resources to build our brand and achieve commercial acceptance of our solution. To establish our brand awareness, we must invest substantial resources to develop our products, pursue strategic relationships, implement marketing initiatives, and provide a high quality experience to our users.

Subsequent Internet postage solutions, if successfully developed by us, will require additional U.S. Postal Service approvals that may delay their commercial introduction.

   Although we recently received approval from the U.S. Postal Service for our Internet postage solution, we have not begun the approval process for future solutions under development, including our server-based solution. Our Internet postage solution took approximately 18 months to complete the beta test portion of the U.S. Postal Service's approval process. While we believe subsequent approvals should take less time because we may be able to leverage portions of our prior approval experience, we cannot assure you of the duration of the approval process for our server-based or any subsequent solution, or that these solutions will ever be approved by the U.S. Postal Service. Further, we cannot assure you that we will be able to successfully develop our future solutions in a timely manner or at all. Failure to timely receive U.S. Postal Service approval for our server-based solution or subsequent solutions could limit our ability to successfully grow our business.

We have experienced significant growth in our business in recent periods, and any failure to manage this growth could damage our business.

   Our ability to successfully offer our Internet postage solution and implement our business plan requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. If we are unable to manage growth effectively or experience disruptions during our expansion, our business will suffer and our financial condition and results of operations will be seriously harmed. To manage the expected growth of operations and personnel, we will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base and to expand our finance, administrative and operations staff. Our current expansion has placed, and we expect our future expansion to continue to place, a significant strain on our managerial, operational and financial resources. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations.

If the sole supplier of our Internet postage device is unable to timely meet our commercial supply needs, our revenues and operating results would be materially harmed.

   Dallas Semiconductor Corporation is the single source of supply for our secure Internet postage device. We do not have a guaranteed supply arrangement with Dallas Semiconductor, and we order such devices on a purchase order basis. Any difficulties encountered by our sole supplier that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis would hurt our reputation and harm our business. If we cannot obtain an adequate supply of our Internet postage device, our operating results and business would be materially and adversely harmed. Neither we nor our supplier maintain an extensive inventory of our Internet postage device. We cannot assure you that our supplier will timely meet our commercial supply needs or that alternative suppliers will be available in the future. We have not qualified any alternative sources for the supply of our secure Internet postage device.

System failures could harm our business and reputation and substantially and adversely affect our operating results.

   Our business and reputation with customers depend upon the efficient and uninterrupted operation of our Web site, processing systems and network infrastructure, including critical portions of this infrastructure that are hosted by third parties, for registration of new customers and processing of Internet postage transactions. In addition, our service depends upon continuous operation of the U.S. Postal Service's secure postage accounting vault for our customers to purchase postage. We have experienced system failure for short periods during initial commercial launch of our service and we may suffer additional interruptions in our service. Our customer acquisition and processing systems and those of our third party hosted facilities contain redundancy features but are not fully redundant, and problems or system failures at either our location or third party locations could result in interruptions in our service. Unscheduled downtime of our service may result in loss of revenue and if these system failures persist, our business, reputation and brand could be severely harmed. We plan to expand our systems infrastructure on an ongoing basis but we cannot assure you that we will be able to timely expand these capabilities to support growth in traffic from our customers. In addition, our systems and those hosted by third parties are vulnerable to damage or interruption as a result of fire, flood, power loss, telecommunications failure, software errors or bugs, hardware failures or computer viruses, computer hacking and other acts of misconduct, earthquakes and similar events. Our postage processing systems are located in Northern California, a seismically active region. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, problems or system failures at our third party hosted facilities could result in interruptions in our service.

The inability to expand our systems capacity may limit our growth.

   Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to timely accommodate increased Web site traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support and impaired quality of the user's experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

We rely heavily upon third parties to deliver our Internet postage solution to customers.

   We rely upon third parties to distribute and sell our Internet postage solution. We cannot assure you that we will be able to develop and maintain satisfactory relationships with such parties on acceptable commercial terms, if at all, or that we will be able to obtain adequate distribution channels for our solution. We are in discussions with a number of office supply and computer retailers to carry our Internet postage solution and we cannot assure you that these retailers will carry our solution or devote sufficient marketing, shelf space or other resources to them. If we are unable to provide an adequate distribution channel for our Internet postage solution, our business will be seriously harmed. We depend upon the U.S. Postal Service and other delivery services for the delivery of our secure postage device. Strikes or other service interruptions affecting delivery services used by us would have a material adverse effect on our ability to deliver our Internet postage solution to our customers.

The postage market is highly competitive and we may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources.

   The market for Internet postage products and services is new, rapidly evolving and intensely competitive. We expect that our primary competitors will include traditional providers of postage products and services, including Pitney Bowes and Neopost, that have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than us. We will also compete with providers of traditional postage products and delivery services, such as the U.S. Postal Service, Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, has been approved for commercial release by the U.S. Postal Service to date. Many of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. This increased competition may result in reduced operating margins, loss of market share and a diminished brand recognition.

A breach of our online security would harm our business and reputation and could interrupt service to our customers.

   A fundamental requirement to conduct electronic commerce is the secure transmission of information over public networks. We rely on encryption and authentication technology to provide the security necessary for transmission of postage and other confidential information. Any breach of these security measures would severely impact our business and reputation and would likely result in the loss of customers. Furthermore, if we are unable to provide adequate security, the U.S. Postal Service could prohibit us from selling postage over the Internet. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information. Accordingly, we may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

If we are unable to successfully protect our intellectual property, our competitive position will be harmed.

   We rely on a combination of patent, trademark, service mark, copyright and trade secret laws, contractual restrictions on disclosure and transferring title and other methods in an effort to establish and protect proprietary rights in our solutions, know-how and information. If our patents or other intellectual property fail to protect our technology, our competitive position could be harmed. In addition, third parties may develop alternative technologies or products that do not infringe on any of our patents or other intellectual property. We generally enter into confidentiality agreements with our employees, consultants and other third parties to control and limit access and disclosure of our proprietary information. These contractual arrangements or other steps taken to protect our intellectual property may not be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect our solutions or intellectual property rights to the same extent as do the laws of the United States.

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

   The failure of the Internet to continue to develop as a medium for the purchase of goods and services would adversely affect our business. Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. We cannot assure you that the Internet will continue to be widely accepted and adopted for purchasing goods and services.

Failure to expand Internet infrastructure could limit our future growth.

   The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet's infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Web usage, including usage of our Web site to purchase Internet postage, could grow more slowly or decline. Our ability to increase the speed and scope of our services to users is ultimately limited by and dependent upon the speed and reliability of the Internet.

Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

   Since the U.S. Postal Service's approval of our Internet postage solution in August 1999, we have generated only nominal revenues from our operations. Accordingly, we have little basis upon which to predict future operating results. We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors, a number of which are outside of our control. These factors include:

  . the costs of our marketing programs to establish the E-Stamp brand name and generate market demand for our Internet postage solution;

  . our ability to develop and maintain strategic and distribution relationships;

  . timing of the commercial release of additional Internet postage solutions developed by us;

  . the number, timing and significance of new solutions introduced by our competitors;

  .  the level of service and price competition;

  .  changes in our operating expenses as we expand operations; and

  .  general economic factors.

   A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If our expenses precede increased revenues, both gross margins and results of operations could be harmed because of increased costs and expenses in the short term. Due to the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.

We depend on key personnel and attracting qualified employees for our future success.

   Our success depends to a significant degree upon the continued contributions of our executive management team and other senior level financial, technical, marketing and sales personnel. The loss of the services of these or other members of our senior management team could have a material adverse effect on our business and results of operations. We anticipate that the number of our employees may increase significantly during the next 12 months as we increase our research and development activities and sales and marketing efforts. Our success depends upon our ability to attract and retain additional highly qualified senior management and technical, sales and marketing personnel to support planned growth of our operations. Competition for qualified employees is intense, particularly in the Internet and high technology industries. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is time-consuming and costly. The loss of key personnel or our inability to attract additional qualified personnel to supplement or, if necessary, to replace existing personnel, could have a material adverse effect on our business and results of operations.

Rapid technological change may make our Internet postage solution obsolete or cause us to incur substantial costs to adapt to these changes.

   The use of the Internet for the purchase and sale of goods and services is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to these rapid changes by continually improving the performance, features and reliability of our products and services, and to develop new solutions, or else our products and services may become noncompetitive or obsolete. We also could incur substantial costs to modify our solutions or infrastructure and to develop new solutions, in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

We may be unable to effectively manage any future acquisitions of new or complementary businesses, products or technology.

   We may pursue the acquisition of new or complementary businesses, including individual products or technologies, in an effort to enter into new markets, diversify our sources of revenue and expand our solutions. At present, we have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. To the extent we pursue new or complementary businesses, we may not be able to expand our solutions and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when integrating any new businesses. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or solution we launch that is not favorably received by users could damage our reputation and brand name. We also cannot be certain that we will generate satisfactory revenues from any expanded solutions to offset related costs. Any expansion of our operations would also require significant additional expenses, and these efforts may strain our management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could harm our business, financial condition and operating results.

Internet postage cannot currently be used internationally which may limit our future growth.

   At present, Internet postage approved by the U.S. Postal Service can only be used to send mail from one United States address to another. While we believe that Internet postage solutions such as ours could be of benefit to customers in foreign countries or to send mail from the United States to foreign countries, unless and until foreign postal authorities create a certification process and recognize information-based indicia postage, our Internet postage solution will not be able to address these markets which may limit our future growth. Efforts in Europe and other foreign markets related to adoption of Internet postage are at a very preliminary stage. We cannot assure you that foreign postal authorities will adopt policies and processes for Internet postage that are compatible with those approved by the U.S. Postal Service on a timely basis or at all.

If we market our solutions internationally, regulation by international agencies could disrupt our operations.

   If foreign postal authorities in the future accept postage generated by our solutions and if we obtain the necessary foreign certification or approvals, we would be subject to ongoing regulation by international governments and agencies. If we achieve significant international acceptance of our solutions, our business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting our intellectual property rights and actions by third parties that would restrict or eliminate our ability to do business in certain jurisdictions. If we begin to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

If we do not adequately address "Year 2000" issues, we may incur significant costs and our business could suffer.

   Failure of our internal computer systems or third-party equipment or software, or systems maintained by our users and strategic sales and marketing partners, to operate properly with regard to the Year 2000 issues could require us to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm our reputation and materially and adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may need additional capital and failure to obtain such capital could harm our business.

   We require substantial working capital to fund our business. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. The estimate of the time period during which these proceeds will be sufficient is a forward-looking statement that is subject to risks and uncertainties. Our actual funding requirements may differ materially from this as a result of the number of factors, including our plans to fully support the commercial release and support of our Internet postage solution, our development and introduction of new solutions and our investments in expanding our systems infrastructure and staffing. We may need to raise additional funds prior to the end of the next 12 months or at a later date.

Regulatory and legal uncertainties could harm our business.

   A number of laws and regulations may be adopted with respect to the Internet relating to user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services that could adversely affect adoption of the Internet for electronic commerce solutions. A decline in the growth of the Internet could decrease demand for our solutions and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues such as property ownership, export of encryption technology, sales tax, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services could also harm our business.

Shares eligible for future sale by our existing stockholders may adversely affect our stock price.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

   Upon completion of this offering, we will have outstanding          shares
of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after June 30, 1999. Of these shares, the shares sold in this offering are freely tradable. The remaining shares will become eligible for sale in the public market as follows:

   Number
     of
   Shares Date of Availability for Sale
          At the date of this prospectus

          90 days after the date of this prospectus

          180 days after the date of this prospectus subject to certain restrictions under the federal securities laws

          More than 180 days after the date of this prospectus, subject to certain restrictions under the federal securities laws

   The above table gives effect to lock-up arrangements with the underwriters under which our directors, officers and certain stockholders have agreed not to sell or otherwise dispose of their shares of common stock for a period of 180 days after the date of this prospectus. The underwriters may remove these lock-up restrictions prior to 180 days after the offering without prior notice.

We have broad discretion to use the proceeds from this offering and may not use the proceeds effectively.

   The majority of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes. Thus, our management has broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which our stockholders may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable return.

Our securities have no prior market and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our common stock and an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price has been determined by negotiations between E-Stamp and the representatives of the underwriters, and we cannot assure you that the trading market price of our common stock will not decline below the initial public offering price.

Internet related stock prices are especially volatile and this volatility could cause our stock price to fluctuate dramatically which could result in substantial losses to investors.

   The stock market and specifically the stock of Internet related companies have been very volatile. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. In particular, following initial public offerings, the market prices for stock of Internet related companies often reach levels that bear no relation to the operating performance of these companies. The market prices are generally not sustainable and could vary widely. If our common stock trades to high levels following this offering, it could eventually experience a significant decline.

You should not rely on forward-looking statements because they are inherently uncertain.

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of Internet usage, business-to-business, business-to-consumer electronic commerce, postage usage, small office-home offices and related service markets and spending. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the          shares of common stock
offered hereby are estimated to be $        , based on an assumed initial
public offering price of $           per share and after deducting the
underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds will be
approximately $          .

   We expect to use the net proceeds for sales and marketing expenditures related to promoting our Internet postage solution, building E-Stamp brand recognition, and developing additional strategic relationships, with the balance for general corporate purposes, including working capital and expansion of our corporate infrastructure. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

   We were incorporated in Delaware in August 1996. Prior to that time, we conducted operations as Post N Mail, L.L.C., a Texas limited liability company formed in April 1994. Post N Mail was merged into E-Stamp in September 1996. Our principal executive offices are located at 2855 Campus Drive, Suite 100, San Mateo, California 94403 and our telephone number is (650) 554-8454. Our Web site is located at http://www.e-stamp.com. Information contained on our Web site does not constitute part of this prospectus.

                                 CAPITALIZATION

   The following table sets forth the following information:

  .  our actual capitalization as of June 30, 1999;

  . our pro forma capitalization after giving effect to our sale of 2,931,229 shares of convertible preferred stock in August 1999, for an aggregate purchase price of $30.2 million, and the use of $5.0 million of those proceeds to pay off an existing bank loan entered into and drawn upon in July 1999, the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock, including shares sold in August 1999, which will occur upon the closing of this offering; and

  .  our pro forma as adjusted capitalization to give effect to the sale of shares of common stock at an assumed initial public offering
     price of $      per share in this offering, after deducting the
     underwriting discount and estimated offering expenses payable by us.

                                                        As of June 30, 1999
                                                     --------------------------
                                                                         Pro
                                                                 Pro   Forma As
                                                      Actual    Forma  Adjusted
                                                     (In thousands, except par
                                                            value data)
Long-term obligations, net of current portion....... $      6  $       $
Preferred stock; $0.001 par value, issuable in
 series, 12,000 authorized shares actual and pro
 forma; 10,000 authorized pro forma as adjusted:
  Series A redeemable convertible preferred stock;
   2,500 authorized shares, issued and outstanding,
   actual; no shares issued or outstanding, pro
   forma and pro forma as adjusted..................    7,084
  Series B redeemable convertible preferred stock;
   4,188 shares authorized, issued and outstanding,
   actual; no shares authorized, issued or
   outstanding, pro forma and pro forma as
   adjusted.........................................   17,561
Stockholders' equity (deficit):
  Common stock, par value $0.001; 100,000 shares
   authorized, 13,435 shares issued and outstanding,
   actual; 200,000 shares authorized, 20,123 shares
   issued and outstanding, pro forma; 200,000 shares
   authorized,          shares issued and
   outstanding, pro forma as adjusted...............       14
  Additional paid-in capital........................   24,194
  Notes receivable from employees and officers......   (2,157)
  Deferred stock compensation.......................   (9,309)
  Deficit accumulated during development stage......  (37,035)
                                                     --------  ------- -------
    Total stockholders' equity (deficit)............  (24,293)
                                                     --------  ------- -------
Total capitalization................................ $    358  $       $
                                                     ========  ======= =======

   This table excludes the following shares:

  . 2,821,498 shares of common stock reserved for future issuance under our stock option, director stock option and employee stock purchase plans;

  . 1,029,000 shares of common stock subject to outstanding options as of June 30, 1999 with an average exercise price of $0.90 per share; and

  . 60,032 shares of common stock issuable upon exercise of outstanding warrants.

                                    DILUTION

   The pro forma net tangible book value of our common stock on June 30, 1999 (after giving effect to the conversion of all outstanding shares of our convertible preferred stock, our sale of 2,931,229 shares of convertible preferred stock in August 1999 for an aggregate purchase price of approximately
$30.2 million) was $        , or approximately $      per share. Pro forma net
tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of shares of common stock offered by this prospectus at an assumed
initial public offering price of $        per share and after deducting the
underwriting discount and estimated offering expenses payable by us, our net
tangible book value would have been approximately $        , or $       per
share. This represents an immediate increase in net tangible book value of
$       per share to existing stockholders and an immediate dilution in net
tangible book value of $       per share to new investors purchasing shares of
common stock in this offering. The following table illustrates this dilution.

Assumed initial public offering price per share.................        $
Pro forma net tangible book value per share as of June 30,
 1999........................................................... $
Increase per share attributable to new investors................
                                                                 ------
As adjusted pro forma net tangible book value per share after the offering...................................................
                                                                        ------
Dilution in pro forma net tangible book value per share to new
 investors......................................................        $
                                                                        ======

   This table excludes all options and warrants that will remain outstanding upon completion of this offering. As of June 30, 1999, there were options outstanding to purchase a total of 1,029,000 shares of common stock with an average exercise price of $0.90 per share. See Notes 3 and 9 of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

   The following table sets forth, as of June 30, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and by the new investors in this offering at an assumed
initial public offering price of $      per share (before deducting the
underwriting discount and estimated offering expenses payable by us).

                                       Shares           Total
                                      Purchased     Consideration
                                   --------------- --------------- Average Price
                                   Number  Percent Amount  Percent   Per Share
Existing stockholders.............             .0% $           .0%    $
New investors.....................             .0%             .0%
                                   -------  -----  -------  -----
  Total...........................          100.0% $        100.0%
                                   =======  =====  =======  =====

   If the underwriters over-allotment option is exercised in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will
    decrease to          or approximately      % of the total number of
    shares of our common stock outstanding after this offering, and

  . the number of shares held by new public investors will increase to
             or approximately      % of the total number of shares of our
    common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

   The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statement of operations data for the period since inception (April 26, 1994) through December 31, 1994 and for the year ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The financial data as of and for the six months ended June 30, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                            Period from
                             Inception                                          Six Months Ended
                          (April 26, 1994)     Year Ended December 31,              June 30,
                          through Dec. 31, -----------------------------------  -----------------
                                1994        1995     1996     1997      1998     1998      1999
Statement of Operations
 Data:
Net revenues............       $   --      $    --  $    --  $    --  $     --  $    --  $     --
Operating expenses:
  Research and
   development..........          378          701    2,387    3,916     5,603    2,458     5,225
  Sales and marketing...           34           96    1,761    1,743     2,722    1,137     2,494
  General and
   administrative.......          160          534    1,739    1,748     1,897      903     1,373
  Amortization of
   deferred stock
   compensation.........           --           --      688      414       405       --     1,927
                               ------      -------  -------  -------  --------  -------  --------
Operating loss..........         (572)      (1,331)  (6,575)  (7,821)  (10,627)  (4,498)  (11,019)
Interest income
 (expense), net.........           --          (17)     236      143       370       43       176
                               ------      -------  -------  -------  --------  -------  --------
Net loss................         (572)      (1,348)  (6,339)  (7,678)  (10,257)  (4,455)  (10,843)
Accretion on redeemable
 convertible preferred
 stock..................          --           --       --      (196)   (1,383)    (307)   (1,176)
                               ------      -------  -------  -------  --------  -------  --------
Net loss attributable to
 common stockholders....        $(572)     $(1,348) $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
                               ======      =======  =======  =======  ========  =======  ========
Net loss per common
 share (basic and
 diluted)...............       $(0.06)     $ (0.14) $ (0.63) $ (0.76) $  (1.11) $ (0.46) $  (1.11)
                               ======      =======  =======  =======  ========  =======  ========
Pro forma net loss per
 share basic and
 diluted(1).............                                              $  (0.68)          $  (0.62)
                                                                      ========           ========
Weighted average shares
 outstanding (basic and
 diluted)...............        8,940        9,546   10,034   10,373    10,460   10,421    10,789
Shares used in
 calculation of pro
 forma net loss per
 share basic and
 diluted(1).............                                                15,002             17,477

                                    As of December 31,
                             -----------------------------------      As of
                             1994   1995   1996   1997    1998    June 30, 1999
Balance Sheet Data:
Cash and cash equivalents..  $ 19  $  190 $3,910 $4,111  $10,217    $  1,916
Working capital (deficit)..  (426)    386  3,394  2,398    8,805        (324)
Total assets...............    93   1,428  4,873  4,763   10,811       3,096
Long-term obligations, net
 of current portion........    --      --     88     38       11           6
Total stockholders' equity
 (deficit).................  (352)    644  4,101 (3,138) (14,225)    (24,293)

--------------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print Internet postage directly from their personal computers. We pioneered the development of Internet postage, including being one of the first companies to approach the U.S. Postal Service with the idea of printing postage from a personal computer. From November 1994 to March 1998, we incurred operating costs primarily related to the development of our Internet postage solution in accordance with U.S. Postal Service guidelines and specified criteria. In March 1998, after extensive development and interaction with the U.S. Postal Service, we began the three-phase beta test certification process required by the U.S. Postal Service to qualify Internet postage vendors for commercial distribution of Internet postage under the U.S. Postal Service's Information Based Indicia Program. In August 1999, we received final approval from the U.S. Postal Service for our Internet postage solution and since then have been selling our solution nationally in accordance with approved quantities and distribution channels.

   In addition to working with the U.S. Postal Service to obtain approval of our Internet postage solution, our primary activities since inception have included:

  . developing our business model;

  . developing and testing our Internet postage solution;

  . hiring management and other key personnel;

  . building our infrastructure; and

  . entering into strategic alliances.

   Subsequent to June 30, 1999, we have recognized only nominal revenues from our desktop Internet postage solution. We intend to recognize revenue from an initial license fee for our Internet postage solution, ongoing convenience fees for the purchase of postage on the Internet, and the sale of ancillary postage supplies. Our costs of revenues include the costs of manuals, packaging, the postage device, credit card and electronic funds transfer fees, the address management system, support costs, as well as fulfillment costs, and direct costs from the sale of postage supplies.

   The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate our prospects. We have incurred net losses in each quarterly and annual period since our inception, and as of June 30, 1999, our accumulated deficit was $37.0 million.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, in connection with the grant of certain stock options to employees, we recorded deferred stock compensation totaling $12.8 million, representing the difference between the deemed fair value of our common stock on the date such options were granted and the exercise price. Such amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. We recorded amortization of deferred stock compensation in the amount of $688,000, $414,000 and $405,000 for the years ended December 31, 1996, 1997 and 1998 and $1.9 million for the six months ended June 30, 1999. At June 30, 1999, we had a total of $9.3 million remaining to be amortized over the corresponding vesting periods of the stock options. We anticipate that additional deferred compensation will be recorded for options granted in July and August 1999. See Notes 3 and 9 of Notes to Financial Statements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   Research and Development. Research and development expenses include expenses for research, design and development of our Internet postage solution, expenses related to obtaining patents from the U.S. Patent Office, and server and network operations. Research and development expenses increased 113% to $5.2 million for the six months ended June 30, 1999 from $2.5 million for the six months ended June 30, 1998. The increase in research and development expenses was due primarily to increases in employee headcount, consulting costs, contractor expenses and project materials due to further development of our Internet postage solution, server-based solution, operations network investments and costs of product shipped to customers during the beta test portion of the U.S. Postal Service approval process. We expect the dollar amount of research and development expenses to increase in future periods to support further development of our Internet postage solution and our server-based solution and expenses related to the development of other products and services.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, Web site development, package design, advertising and promotional expenses, and trade show expenses. Sales and marketing expenses increased 119% to $2.5 million for the six months ended June 30, 1999 from $1.1 million for the six months ended June 30, 1998. The increase in sales and marketing expenses was due primarily to expenses related to growth in the number of strategic relationships, expenses related to the anticipated launch of our Internet postage solution, costs related to the continued development of our marketing campaigns, and an increase in sales and marketing personnel. We expect sales and marketing expenses to increase in dollar amount as we promote and launch our Internet postage solution and as we hire additional personnel, continue to promote our brand and add new strategic relationships.

   General and Administrative. General and administrative expenses consist primarily of compensation for administrative and executive staff, fees for professional services, depreciation expense and general office expenses. General and administrative expenses increased 52% to $1.4 million for the six months ended June 30, 1999 from $903,000 for the six months ended June 30, 1998. The increase in general and administrative expenses was due primarily to a one-time charge for severance accrual for a former executive officer and, to a lesser extent, an increase in administrative staff and professional fees. We expect general and administrative expenses to increase in dollar amount due to further additions in staffing and as we incur additional costs necessary to prepare and manage the infrastructure for business expansion, for legal services in connection with the Pitney Bowes litigation, and associated with being a public reporting company.

   Amortization of Deferred Compensation. Amortization of deferred stock compensation was $1.9 million for the six months ended June 30, 1999. There was no amortization of deferred stock compensation for the six months ended June 30, 1998. We recorded aggregate deferred stock compensation of $11.6 million in the period from July 1, 1998 through June 30, 1999 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expenses attributable to equipment leases and any taxes. Interest income, net, increased 309% to $176,000 for the six months ended June 30, 1999 from $43,000 for the six months ended June 30, 1998. The increase in interest income, net, was due to increasing average cash and cash equivalent balances as we received funds from our financing activities. We expect interest income, net, to increase following this offering as a result of increased cash balances resulting from this offering.

 Year Ended December 31, 1998 Compared to Years Ended December 31, 1997 and
 1996

   Research and Development. Research and development expenses increased 43% to $5.6 million in 1998 from $3.9 million in 1997 and increased 64% in 1997 from $2.4 million in 1996. The increases in research and development expenses in 1998 and 1997 were due primarily to increases in employee headcount, contractor expenses, project materials and network operations investments.

   Sales and Marketing. Sales and marketing expenses increased 56% to $2.7 million in 1998 from $1.7 million in 1997 and decreased 1% in 1997 from $1.8 million in 1996. The increase in sales and marketing expenses in 1998 was due primarily to an increase in sales and marketing personnel, costs related to the continued development of our marketing and branding campaigns, expenses related to the anticipated launch of our Internet postage solution, and expenses related to growth in the number of strategic relationships. Sales and marketing expenses in 1997 decreased modestly due to a reduction in trade show activity.

   General and Administrative. General and administrative expenses increased 9% to $1.9 million in 1998 from $1.7 million in 1997 and increased 1% in 1997 from $1.7 million in 1996. The increase in general and administrative expenses in 1998 was due primarily to increases in administrative staff, rent, professional services and general office expenses. General and administrative expenses in 1997 increased modestly due to a small increase in administrative staff.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased 2% to $405,000 in 1998 from $414,000 in 1997 and decreased 40% in 1997 from $688,000 in 1996. In 1996, we recorded deferred stock compensation of approximately $1.1 million related to equity awards to employees. We also recorded aggregate deferred stock compensation of approximately $2.7 million in 1998 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, increased 159% to $370,000 in 1998 from $143,000 in 1997 and decreased 39% in 1997 from $236,000 in 1996. The increase in interest income, net, in 1998 was due to increasing average cash and cash equivalent balances as we received funds from our financing activities in 1998. The decrease in interest income, net, in 1997 was due to declining average cash and cash equivalent balances as we spent funds that had been received.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of equity securities. We have received approximately $68.9 million in private funding, including $30.2 million through our most recent financing in August 1999. In addition, we have a $1.25 million line of credit with a bank, all of which is available for use by us except for a $143,000 letter of credit to secure our lease and capital lease obligations totaling $26,000 as of June 30, 1999.

   Net cash used in operating activities totaled $7.9 million for the six months ended June 30, 1999, $9.6 million for the year ended December 31, 1998, $5.7 million for the year ended December 31, 1997, and $4.9 million for the year ended December 31, 1996. Cash used in operating activities for each period resulted primarily from net operating losses in those periods.

   Net cash provided by (used in) investing activities totaled $(387,000) for the six months ended June 30, 1999, $(324,000) for the year ended December 31, 1998, $(21,000) for the year ended December 31, 1997, and $202,000 for the year ended December 31, 1996. Cash provided by (used in) investing activities for each period resulted primarily from the acquisition of capital assets, primarily computer and office equipment.

   Net cash provided by financing activities totaled $12,000 for the six months ended June 30, 1999, $16.0 million for the year ended December 31, 1998, $5.9 million for the year ended December 31, 1997, and $8.4 million for the year ended December 31, 1996. Cash provided by financing activities for each period resulted primarily from issuances of common stock and redeemable convertible preferred stock, offset by the repayment of lease obligations and notes payable to related parties.

   We believe that the net proceeds from this offering, together with our current cash balances and cash flows from operations, if any, will be sufficient to meet our present growth strategies and related working capital and capital expenditure requirements for at least the next 12 months. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. Our actual funding requirements may differ materially from this as a result of a number of factors including our plans to fully support the commercial release of our desktop Internet postage solution, our introduction of new solutions and our investments in systems infrastructure and staffing. We may require substantial working capital to fund our business and we may need to raise additional capital prior to this time or thereafter. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. If we are unable to raise additional necessary capital in the future, we may be required to curtail our operations significantly. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

   We believe that our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates is not material. At June 30, 1999, we did not hold any short or long-term investments.

Year 2000 Compliance

   Background. Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in the year 2000 and beyond.

   Assessment and Implementation. The U.S. Postal Service requires participants in the Information Based Indicia Program to maintain Year 2000 compliant systems and software. As a result, we are in the process of developing a comprehensive plan to make our internal computer software and hardware systems Year 2000 compliant. Our Year 2000 compliance plan is comprised of 3 phases: an assessment phase; an implementation phase; and a testing phase. This plan, initiated in the first quarter of fiscal 1999, will be implemented by the end of the fourth quarter of fiscal 1999. While we believe that this plan for addressing the Year 2000 problem will be completed in a timely manner, we cannot be certain that these Year 2000 compliance efforts will be successful. The financial impact of making the required systems changes cannot be known precisely at this time, but we currently expect these expenses to be less than approximately $500,000. The financial impact, could, however, exceed this estimate. Nonetheless, these costs are not expected to be material to our business, financial condition, or results of operation. To date, we have incurred expenses of less than approximately $100,000.

   Since inception, we have internally developed substantially all of the systems for the operation of our Internet postage solution. These systems include the software used to provide customer interaction and transactional and distribution functions to our solutions, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our systems will be Year 2000 compliant and have submitted Year 2000 readiness statements to the U.S. Postal Service to indicate our Year 2000 compliance. However, we cannot be sure how our Internet postage solution will integrate with other vendor-provided software.

   We use and depend on third-party equipment and software that may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We are currently assessing the Year 2000 readiness of other third-party supplied software, computer technology and other services. We have initiated communications or obtained information from our vendors and suppliers of third-party equipment and software to validate that their products and systems are Year 2000 compliant. Based on the representations that we have received and obtained from our third party vendors and suppliers, we believe that their systems are Year 2000 compliant. We will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be Year 2000 compliant.

   If Year 2000 issues prevent our users from accessing the Internet or our Internet postage solution or from processing postage, our business and operations will suffer. Any failure of our third-party equipment or software to operate properly could require us to incur unanticipated expenses, which could seriously harm our business, operating results and financial condition. For example, pursuant to regulations of the Information

Based Indicia Program, we rely on the U.S. Postal Service's secure postage accounting vault to purchase postage credit for our customers. If the U.S. Postal Service systems are not Year 2000 compliant, our users may not be able to purchase additional postage.

   The Year 2000 readiness of the Internet infrastructure necessary to support our operations is difficult to assess. For instance, we depend upon the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by our customers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to Year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of Year 2000 issues. A significant disruption in the ability of customers to reliably access the Internet would have an adverse effect on demand for our solutions and would harm our results of operations.

   Contingency Planning. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We expect to complete these contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (1) accelerated replacement of effected equipment or software, (2) increase work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which may arise, (3) the provision of manual workarounds for information systems and
(4) other similar approaches. If we are required to implement any of these contingency plans, such plans may have a material adverse effect on our business, financial condition or results of operations. Additionally, we may not complete these contingency plans in a timely manner, and failure to do so could have a material adverse effect on our business, financial condition or results and operations.

   The discussion of our efforts and expectations relating to Year 2000 compliance are forward-looking statements that are subject to risks and uncertainties and actual results may differ materially from those indicated in these forward-looking statements. Our ability to achieve Year 2000 compliance and the level of anticipated expenses related to Year 2000 compliance could be adversely affected by, among other things, the availability and cost of testing and programming resources, the ability of third parties to resolve Year 2000 issues associated with their systems and software and unanticipated problems that may in the future be identified in our ongoing compliance review.

Recent Accounting Pronouncements

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income." Statement of Financial Accounting Standards No. 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of Statement of Financial Accounting Standards No. 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted Statement of Financial Accounting No. 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt Statement of Financial Accounting Standards No. 133 for the year ending December 31, 2000. Statement of Financial Accounting Standards No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of Statement of Financial Accounting Standards No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We adopted the provisions of Statement of Position 98-1 on January 1, 1999. The adoption of Statement of Position 98-1 has not had a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Our interest income and expense are sensitive to changes in the general level of interest rates. In this regard, changes in interest rates affect the interest on our cash equivalents earned as well as the interest incurred on our indebtedness. Based on our cash equivalents balance and level of indebtedness at June 30, 1999, our exposure to interest rate risk is not material.

                                    BUSINESS

 Overview

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. We received approval from the U.S. Postal Service in August 1999 for our Internet postage solution, and since then have been selling our solution nationally. We are targeting our Internet postage solution at small business, small office and home office users, collectively known as SOHO users. To help build our brand awareness and accelerate the adoption of our Internet postage solution, we have formed strategic relationships with industry leaders, such as Microsoft, Yahoo!, Excite@Home, America Online, Compaq, Earthlink, Francotyp-Postalia and Avery Dennison. We believe our cost-effective Internet postage solution will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for SOHO users, in addition to increasing operating efficiencies and decreasing postal fraud for the U.S. Postal Service.

Industry Background

 The Internet and Electronic Commerce

   The Internet has emerged as a global medium for communications, information and commerce. With over 125 million users at the end of 1998, which is expected to grow to approximately 500 million users by 2003, as estimated by International Data Corporation, the Internet is dramatically changing how businesses and other users communicate and share information. The Internet has also created new opportunities to conduct commerce, including business-to-business electronic commerce, which enables organizations to streamline business processes, lower operating costs and improve productivity. According to Forrester Research, business-to-business electronic commerce is expected to grow from an estimated $43 billion in 1998 to approximately $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. Due to the Internet's convenience and accessability, businesses are increasingly using the Internet for a wide variety of operations, such as buying office supplies online, and may benefit from emerging trends, such as buying postage over the Internet.

 The Postage Industry

   According to the U.S. Postal Service's latest annual report, the total postage market in the U.S. was approximately $60 billion in 1998. Further, the U.S. Postal Service processed over 197 billion pieces of mail, or an estimated 41% of the total worldwide mail shipments. Of the $60 billion U.S. postage market, approximately $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, with the remaining $22 billion consisting of permit and other mail services. Keenan Vision, an independent research firm, estimates that first class, priority and express mail usage will grow to approximately $46 billion by the year 2002. In addition, the worldwide private market for mail and parcel delivery which does not require postage from governmental entities includes services such as Federal Express and United Parcel Service.

   The U.S. Postal Service's longstanding mission is to meet the needs of its customers with convenient options and improved postage security. To enhance customer satisfaction, we believe the U.S. Postal Service searches for innovations that:

  . provide postal services that are convenient, cost-effective and easy-to-use;

  . leverage existing customer infrastructures, such as personal computers, printers and software, to provide better and more efficient products and services;

  . integrate mailing information on the computer desktop, including postage accounting;

  . improve access to the large and growing small business, small office and home office markets, collectively known as the SOHO market;

  . reduce the occurrence of postal fraud, which costs in excess of $150 million per year in lost revenues according to the U.S. General Accounting Office; and

  . increase efficiencies in the handling and processing of mail, thereby expediting the mailing process and enabling the U.S. Postal Service to lower its operating costs.

 The Emergence of Internet Postage

   To address these objectives, the U.S. Postal Service announced in 1995 a program for its first new postage method since the approval of the postage meter in 1920. The Information Based Indicia Program is a certification program that authorizes third party vendors to sell digital postage that users purchase over the Internet and print from a personal computer using ordinary laser or inkjet printers. Internet postage consists of a two dimensional bar code containing an encrypted digital signature that makes each digital stamp unique and is intended to lower the prevalence of postal fraud. Through its Information Based Indicia Program, the U.S. Postal Service is seeking to enhance user convenience with a new access channel for postage that enables users to print postage from a personal computer, 24 hours a day, seven days a week.

   The following illustration is an example of our Internet postage that conforms to the Information Based Indicia Program requirements, along with an explanation of what each part represents.

 [Illustration of digital stamp including the several elements described in the bullet references below]

   .  FIM Mark. Facing identification mark  .  Two Dimensional Barcode. Encodes the
      that is used to properly orient the      readable information, including
      document in the U.S. Postal Service's    address of mailer and addressee, as
      automated sorting system.                well as other information including a
                                               unique digital signature and a
                                               delivery print code.

   .  Town Circle or Postmark. Identifies   .  Device ID. Unique identification code
      the town and zip code in which the       that links the postage back to the
      postal customer resides and from         device that stored the postage before
      which the postal item must be sent.      printing.

   .  Postage Amount. Ascribes a value to   .  Rate Category. Describes the type of
      the postage that has been printed and    postal service being used, which can
      removed from the user's account.         be first-class, priority mail,
                                               express mail or parcel post.

 The Growth of SOHOs and Their Postage and Internet Usage

   The United States has a large and growing number of small businesses, small offices and home offices, collectively known as SOHOs. According to International Data Corporation, there were 44.7 million SOHOs in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. Of the 44.7 million SOHOs in 1998, International Data Corporation estimates that 37.3 million were home offices, 5.7 million were small businesses with less than ten employees and 1.7 million were small businesses with more than ten employees. Further, International Data Corporation estimates that SOHOs accounted for $3.7 billion of electronic commerce in 1998 and will account for $69.7 billion of electronic commerce in 2002. In addition, SOHOs are typically identified with the following characteristics:

  . limited amount of time and resources, resulting in the desire for solutions that simplify business processes; and

  . self sufficient and "do-it-yourself" entrepreneurs who are willing to adopt new technologies that save time and increase flexibility.

   Postage Usage. SOHOs generally conduct an essential part of their communications with suppliers and customers through the postal system, including letters and packages that require expedited delivery. Despite the relative importance of postage usage, SOHO use of postage meters is low, and it appears that using a postage meter is not cost-effective for their needs. Based on a 1999 survey from International Data Corporation, 80% of small business/small office with 10 employees or less did not use a postage meter. When the total cost is computed, including lease fees for both the postage meter and scale, which approximate $25 per month, postage meter resetting fees and proprietary consumables such as ink cartridges, which approximate another $25 per month, SOHOs pay a significant premium to traditional postage stamps. In addition, leasing a postage meter typically has required a multi-year lease lock-in period.


   Internet Usage. As the Internet helps simplify business processes, SOHOs have become more willing to rely on its functionality to improve their businesses. Accordingly, there has been increased adoption of the Internet by SOHOs, as the following statistics indicate:

  . International Data Corporation estimates that 56% of U.S. home offices in 1998 had Internet access, and that this percentage will reach 72% by 2002; and

  . for U.S. small businesses, International Data Corporation estimates that approximately 50% had Internet access in 1998. This amount is expected to increase to 67% by 2002.

   Despite the increasing prevalence of Internet access, most SOHOs are constrained by limited bandwidth Internet connections. Currently, International Data Corporation estimates that:

  . approximately 80% of SOHOs with Internet access use dial-up modems, usually at 28.8 or 33.6 kilobytes per second, to connect to the Internet;

  . only 2.2% of SOHOs with Internet access use a broadband connection, which provides faster access but the availability of which is limited; and

  . approximately 71% of SOHOs share their modem lines with another device such as a telephone or fax machine, which necessitates being connected to the Internet only when performing required business functions.

   Given the rapid adoption of the Internet and the high postage usage by SOHOs, a substantial opportunity exists to provide an automated method for purchasing, downloading and printing postage. We believe the attractiveness of Internet postage solutions for the SOHO user will depend upon the solution's ability to:

  .  enhance accessibility to postage, at any time of day;

  . eliminate the costly time spent travelling to and waiting at the post office;

  . automate business processes through integration with existing business software programs;

  .  be easy to use and flexible to meet the SOHO user's preferences;

  .  enable the tracking and reporting of postage usage;

  . provide cost savings and faster mail delivery versus traditional postage solutions; and

  . leverage a user's existing investment in personal computers, printers and software.

The E-Stamp Solution

   We provide an easy-to-use Internet postage solution that enables our customers to quickly and efficiently purchase and download postage over the Internet directly into a secure, silver-dollar size postage device, and then to print the purchased postage from their personal computers at any time without the need to remain connected to the Internet. We have leveraged our customer-centric focus and over 20 issued patents to create a solution that offers convenience and flexibility to small business, small office and home office users, collectively known as SOHO users. To help build our brand awareness and accelerate the adoption of our Internet postage solution, we have formed strategic relationships with industry leaders. In addition, our Internet postage solution is tightly integrated with popular business computer programs, including Microsoft Word and Outlook, and Intuit's Quickbooks.

   We believe our desktop Internet postage solution provides the following benefits to SOHO users and the U.S. Postal Service:

 Benefits to SOHO Users

   Enhanced Flexibility. With our Internet postage solution, SOHO users receive the benefits of buying and downloading postage online, with the flexibility of printing postage while connected or disconnected from the Internet. Our solution is tailored to most SOHO users, who are unable to, or desire not to, stay continuously connected to the Internet due to shared connections and access via slow dial-up modems;

   Convenient Access. Our Internet postage solution provides unlimited, convenient access to postage from the computer desktop, 24 hours a day, seven days a week. SOHO users can purchase, download and print postage with their personal computer, thereby avoiding common inconveniences such as running out of postage and waiting in long lines at the post office;

   Tight Integration. Our Internet postage solution is tightly integrated with popular software applications, including Microsoft Word and Outlook, to enable SOHO users to conveniently print postage while using their most commonly used software programs;

   Variety of Postage Options. Our Internet postage solution enables SOHO users to print professional looking addresses and postage on envelopes, labels or directly on correspondence in one easy step, with the postage printed in any denomination. Further, our solution enables SOHO users to print a variety of postage types, including first class, priority mail, express mail and parcel post;

   Simple and Secure. Our Internet postage solution can be installed in minutes and includes easy-to-use instructions and an intuitive user interface. Further, our solution is designed to provide SOHOs the highest level of security and data integrity as their databases of addresses are stored locally, rather than uploaded to a remote server. In addition, we enable the accurate tracking and reporting of postage purchases and usage, thereby limiting employee misuse; and

   Cost-Effective. Our Internet postage solution is cost-effective for SOHO users relative to traditional postage stamps, by eliminating overposting and foregone wages from time spent travelling to and from the post office, and relative to postage meters, by eliminating lease fees. In addition, our solution enables SOHOs to leverage their existing investments in personal computers, printers and software.

 Benefits to the U.S. Postal Service

   A New Low-Cost Distribution Channel. Our Internet postage solution enables the U.S. Postal Service to distribute postage to users through the Internet, thereby enabling significant manufacturing and distribution cost savings;

   Automation and Operating Efficiencies. Our Internet postage solution enables the U.S. Postal Service to further automate the handling and processing of mail, through address verification and correction and extended zip code printing capabilities;

   Extended Level of Security. Our Internet postage solution provides the highest level of security and auditing capabilities, which may help the U.S. Postal Service to reduce the over $150 million dollars annually of postal fraud; and

   Increased Postal Competitiveness. Our Internet postage solution offers additional capabilities for sending and tracking packages, such as priority express or parcel post, enabling the U.S. Postal Service to more effectively compete against the private parcel shipping industry, such as Federal Express and United Parcel Service.

Growth Strategy

   Our objective is to be the leading provider of Internet postage solutions. Key elements of our growth strategy include the following:

 Partner with Industry Leaders to Quickly Acquire Customers

   Our strategy includes partnering with industry leaders to rapidly acquire customers, build brand recognition and accelerate the adoption of our Internet postage solution. We have entered into strategic relationships with Microsoft, Yahoo!, Excite@Home, America Online, Compaq, EarthLink, Francotyp-Postalia, Dymo-CoStar, Tension Envelope, Avery Dennison and Sunbeam's Pelouze division. Partnering with well-known and trusted names in the Internet, computer hardware and software, and business supply industries enables us to leverage our partners' installed customer bases, distribution channels and marketing expertise, and facilitate the adoption, usage and accessibility of our Internet postage solution. We anticipate continuing to add additional strategic partners as our business grows and we expand our portfolio of products and services.

 Initially Focus on the Large and Growing SOHO Market

   We are initially focusing on the small business, small office and home office market, collectively known as the SOHO market, due to its attractive characteristics, which include:

  . a large and growing number of SOHOs;

  . high personal computer penetration;

  . predominant Internet usage via dial up modems over shared data lines; and

  . heavy reliance on postage, yet underserved by traditional solutions.

   We have conducted extensive qualitative and quantitative research on SOHO users, and have tailored our Internet postage solution to meet their needs.

 Build and Promote Our Brand

   We intend to aggressively build our customer base by increasing awareness of the E-Stamp brand. We believe that associating our brand with premier strategic partners and high quality solutions is important to the expansion of our customer base. As we grow in size, we intend to invest in building brand awareness through a variety of marketing and promotional techniques, both independently and in conjunction with our strategic partners. We intend to promote our brand through television, print and radio advertising, and online banner advertising through partnerships with high traffic Web sites. We also plan to generate brand recognition through viral marketing, which involves the prominent display of our logo and Web site address on our Internet postage.

 Leverage Our Technology Platform and Expertise to Extend Our Family of Internet Postage Solutions

   We intend to leverage our customer-centric focus, scalable electronic commerce platform and our patent portfolio to develop a family of Internet postage solutions for the high volume mailer and corporate enterprise and for the low volume individual consumer. We intend to offer an intranet-based solution to the corporate market, through the integration of our technology into enterprise applications and high speed mail processes, thus enabling corporate users to print conveniently and efficiently large amounts of Internet postage for bulk mailings and other corporate purposes. We also intend to target the consumer market with a server-based solution, that will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer. We plan to continue to develop other solutions that enable users to take advantage of their existing investments in computing infrastructure and the Internet, and will continue to invest in and focus our technology development efforts on increasing online transaction efficiency, reliability and security.

 Pursue Multiple and Recurring Revenue Streams

   We intend to leverage our brand, electronic commerce capabilities and infrastructure to develop incremental revenue opportunities from a broader customer base, including the corporate enterprise and the individual consumer. These opportunities include the following:

   Sale of Postage Related Consumables and Peripherals. Through our Web site, we intend to offer mailing-related consumables, such as labels and envelopes, and peripherals, such as mechanical scales, personal computer-enabled digital scales and label printers. We have created a patented window envelope, and have partnered with third party vendors of integrated scales and other postage supplies.

   International Internet Postage Market. We believe that there are significant opportunities in international markets for our Internet postage solution. In particular, we believe our Internet postage solution is ideally suited for many international markets because users pay for connecting to the Internet based on usage time and thus are seeking solutions that can reduce expensive connection time.

   Authenticated Document Market. We intend to capitalize on our expertise in secure payment processing and the printing of authenticated documents to offer other products and services that can be purchased online and printed from the desktop, such as tickets and gift certificates.

Our Internet Postage Solution

   Our Internet postage solution enables users to purchase postage over the Internet, download the postage quickly and efficiently into a secure, silver-dollar size postage device, and to print the postage at any time from the desktop directly onto envelopes, labels or documents using standard laser or inkjet printers. We target today's small business, small office and home office users, collectively known as SOHOs, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second. Our solution enables users to store postage on their desktop, thereby allowing them to print postage at their convenience rather than requiring a reconnection to the Internet each and every time they want to print postage.

   We received U.S. Postal Service approval to begin to sell our Internet postage solution nationally in August 1999. Our Internet postage solution is currently available through our Web site and through a toll-free telephone number, with software and our secure postage device each being delivered via overnight delivery services, and we expect our Internet postage solution to also be available at many retail outlets beginning in fall 1999. The estimate of when our Internet postage solution will be available in retail outlets is a forward-looking statement that is subject to risks and uncertainties. The actual timing may differ materially from this estimate as a result of a number of factors, including the availability of shelf space and product fulfillment.

 Installation

   The installation process is simple and can be completed in a matter of minutes through the use of a CD-ROM. The E-Stamp Internet postage package includes all the components needed to use our Internet postage solution and to connect to www.e-stamp.com for the purchase of more postage, receipt of software updates, or to access postal information. In addition to our easy to install software, our Internet postage solution also includes our silver-dollar size, secure postage device that easily connects onto the back of a personal computer as shown on the right. The secure postage device stores the postage and connects between the parallel port and any other printer device attached there.
       [Illustration of installation of postage device between printer cable and parallel port of personal computer]

 Printing Postage

   The following simple three steps are involved in using our Internet postage solution.

   Step 1: Buy It. The user can purchase Internet postage without ever leaving the home or office, 24 hours a day, seven days a week. The user simply connects to our electronic commerce server using a standard Internet connection and then chooses the amount of Internet postage, up to the $500 maximum storage value allowed by the U.S. Postal Service, depending on their particular needs and usage patterns. The Internet postage is then downloaded and stored onto the Internet postage device.

   Step 2: Print It. After choosing the medium on which to print the Internet postage, whether directly onto a letter or using an envelope or label, the user selects the destination address. The addresses are either read directly from the user's current address database or can be entered with our software. In either case, the addresses are verified with the Address Matching System from the U.S. Postal Service contained on CD-ROM at the user's desktop, and the amount of postage related to the item being sent is calculated. The user then selects the printer device and prints the Internet postage.

   Step 3: Mail It. The user then drops the professionally posted letters and packages in the mail or schedules a priority mail pickup from the U.S. Postal Service.

 Additional Features

   In addition to providing the means to purchase, download and print Internet postage, we have created other features that enhance the usability of our Internet postage solution.

   Business Application Integration. We have tightly integrated our solution with the following leading software applications:

  . Microsoft Word -- Our Internet postage solution integrates tightly with
    Microsoft Word, with our E-Stamp icon appearing in the Microsoft Word tool bar, so users can print postage without leaving the application;

  . Microsoft Outlook -- Our software allows users to access addresses in Outlook without leaving the E-Stamp application; and

  . Intuit QuickBooks -- Our software's integration with QuickBooks enables users to send invoices faster and more easily to their customers.

   Address Software Functionality. Our Internet postage solution enables users to print Internet postage using their existing mailing databases, and is compatible with over 17 types of address storage software. Further, addresses are stored on the user's personal computer with our Internet postage solution, negating any need to upload confidential information to a shared server.

   Variety of Printing and Mailing Options. Users can choose from 16 different types of envelopes, labels, air bills and postcards, as well as simply printing postage directly onto letters and using our patented windowed envelopes. Customers can use our Internet postage for a number of U.S. Postal Service mailing options, including first class, priority mail and express mail for guaranteed overnight delivery.

   Tracking and Reporting. Our Internet postage software includes a function that allows users to track postage usage, including recipient address, time and amount.

   Integrated Scale. We have teamed with Sunbeam's Pelouze division to offer an integrated scale that automatically weighs the letter or package being sent to correctly calculate the postage required, thus reducing over-posting.

   Internet Postage Supplies. We also provide postage supplies, such as labels and envelopes, which we have designed to be compatible with our Internet postage solution. The sale of these postage supplies requires U.S. Postal Service approval and we are in the process of obtaining necessary approvals.

Strategic Relationships

   We believe that market penetration, brand awareness and adoption of our Internet postage solution in the early stages is critical to our success. Thus, we continually focus on enhancing the breadth and depth of market penetration and offering our customers the most convenient and easy-to-use access to our Internet postage solution. To achieve these goals, we have established a strategy of partnering with the industry leaders in business segments related to the Internet, computer hardware and software, postage and business supplies. Our strategic relationships allow us to leverage our partners' installed customer bases, distribution channels and marketing expertise to facilitate the adoption, usage and accessibility of our Internet postage solution.

   Microsoft. In July 1999, Microsoft, an investor in E-Stamp since 1997, selected us as its premium online postage partner for its Microsoft Office Update Web site. As a featured service on the Microsoft Office Update Web site, we significantly increase our reach into the small business, small office and home office market by making our Internet postage solution available to the large base of Microsoft Office users who frequent the site. The initial term of our agreement with Microsoft is one year, although the agreement is terminable on 60 days prior notice. We have also worked with Microsoft's product development teams to integrate our Internet postage solution with Microsoft applications, including Microsoft Word and Microsoft Outlook.

   Yahoo!. In May 1999, we entered into an advertising and promotion agreement with Yahoo!. Yahoo! is the leading Internet guide in terms of traffic, household and business user reach, with over 80 million users worldwide, and is one of the most recognized brands associated with the Internet. Under this agreement, we are Yahoo!'s premier Internet postage provider, and Yahoo! users will have direct access to the E-Stamp service from within the Yahoo! Postal Center. Additionally, Yahoo! users will have access to our Internet postage service from other small-business targeted properties throughout the Yahoo! network through banner advertisements placed by us on these sites.

   Excite@Home. In August 1999, we entered into a binding letter of intent with Excite@Home to be the preferred Internet postage provider across Excite@Home's @Work division. This relationship is designed to provide early broadband adapters with access to our solution through the @Work site. As part of this relationship, our service offering will be integrated into @Work's portfolio of products and services. This service is currently expected to be available later in 1999. Excite@Home also is one of our equity investors.

   America Online. In November 1998, we agreed to become a tenant in America Online's new Postage Services Center, currently scheduled to launch in August 1999. America Online's Postage Services Center will feature direct links to our Web site where America Online members can purchase our Internet postage solution. As part of the agreement, America Online has agreed to promote our solution until May 2000 with banner advertisements across several of America Online's branded properties, including CompuServe, AOL.com and Digital City.

   Compaq. In June 1998, we entered into an agreement with Compaq to help accelerate the adoption of Internet postage. Under this agreement, Compaq will market our Internet postage solution as part of the online services available to owners of their Prosignia line of personal computers, targeted at the small business market and sold through their broad sales channels, and will offer our Internet postage solution through Compaq's Web site in exchange for which we have agreed to pay Compaq royalties. The Compaq agreement has an initial term that expires in June 2001. Compaq also is one of our equity investors.

   Francotyp-Postalia. In August 1999, we entered into a marketing and distribution agreement with Francotyp-Postalia, Inc., the U.S. division of Francotyp-Postalia AG & Co., an international market leader in modern office equipment and services for mail processing. Under this agreement, Francotyp-Postalia has agreed to offer our Internet postage solution through its Web site. Additionally, we intend to leverage Francotyp-Postalia's established distribution channels and existing customer base to distribute our solution. Francotyp-Postalia also is one of our equity investors.

   Avery Dennison. In July 1999, we entered into a strategic relationship with Avery Dennison that includes sales, marketing and distribution agreements. Under this agreement, our Internet postage solution is to be the only online postage solution promoted in packages of Avery labels and other printable supplies. Additionally, we have agreed to offer a free sample pack of Avery PC Postage Labels to our new customers. We plan to sell these labels in our online supplies store.

   Sunbeam Corp.'s Pelouze Scale Co. Division. In February 1999, we entered into a strategic marketing and sales agreement with Signature Brands, Inc., a subsidiary of Sunbeam Corporation, the leading manufacturer and distributor of postal scales. We intend to leverage Sunbeam's already established distribution channels and promote our solution with a special Pelouze Internet Postage Scale for sale in retail, mail order and contract stationery channels. Additionally, the scale, which is designed to work exclusively with our Internet postage solution, is currently expected to be available to our customers through our online store later in 1999.

   Tension Envelope Corporation. In March 1999, Tension Envelope agreed to become our exclusive supplier for our patented window envelopes. These patented window envelopes, which we plan to sell through our online supplies store, feature a special "window" for Internet postage and will save our customers time by eliminating several steps from the mail preparation process. This envelope has been submitted for required approvals to the U.S. Postal Service.

   EarthLink. In June 1999, we entered into an agreement with EarthLink, a leading Internet service provider. Under this agreement, we and EarthLink have agreed to develop a co-branded postal center accessible to EarthLink's more than 1.3 million users from their personal start pages and elsewhere in the EarthLink network. Additionally, EarthLink has agreed to make our Internet postage solution available for purchase through EarthLink's mall and to place banner advertisements for our solution in their service. In addition, EarthLink has agreed to place an advertisement for our solution in each issue of its user magazine. The initial term of our agreement with EarthLink expires in August 2000.

   Dymo-CoStar. In July 1999, we entered into a strategic marketing and distribution agreement with Dymo-CoStar, a leading manufacturer of specialty label printers, related software and supplies. Our agreement with Dymo-CoStar provides for bundling of a promotional demonstration of our software with many Dymo-CoStar printers. Additionally, Dymo-CoStar has agreed to jointly promote our solution in retail channels, promote us to its existing customer base, and to integrate support for our service directly into its printer software. Dymo-CoStar's specialty label printer has been approved for sale by the U.S. Postal Service and the related labels have been submitted for required approvals to the U.S. Postal Service.

Acquisition of Customers

   The initial focus of our Internet postage solution is on the large and growing SOHO market, which consists of small businesses, small offices and home offices. We have established relationships with leading

Internet, computer and business supply companies to distribute our Internet postage solution through channels most frequented by SOHOs. In addition, we are leveraging our strategic partners' established customer bases, marketing efforts and distribution channels to build brand recognition, accelerate adoption and increase product accessibility. Our plan is to also promote and extend our brand by conducting ongoing public relations campaigns and developing affiliation and affinity programs.

   Product Distribution. We intend to make our Internet postage solution available through all standard distribution channels in order to increase product availability and accelerate the adoption of Internet postage. Specifically, we will target the following:

  . Retail -- We have identified top retail accounts to target for our Internet postage solution since SOHOs typically purchase a substantial portion of their office supply needs from these sources. These targets, such as Best Buy, CompUSA, CDW and Staples, have been selected based on the demographics of their customer base, their experience selling computer products to small business customers, and their experience selling office supplies and mailing-related products; and

  . Direct Marketing and Mail Order -- We will also offer our products directly from our online store at www.e-stamp.com and through our toll-free telephone number, as well as through major Internet and mail order software resellers, both online and catalog-based.

   Promotional Bundling Arrangements. We have partnered with Compaq, Avery Dennison, Dymo-CoStar and Sunbeam's Pelouze division to bundle promotions for our Internet postage solution in selected products, which enables us to leverage our partners' installed customer base, distribution channels and marketing experience.

   Affiliate and Affinity Programs. We intend to establish an extensive affiliate program with premier sites and we will offer other revenue-sharing opportunities for affiliates who promote or provide links to our products from their Web site. In addition, we plan to extend promotional offers to trade associations with substantial SOHO membership.

   Online and Offline Advertising. We currently have strategic relationships in place with some of the top Internet sites, including Yahoo!, Microsoft, America Online, Excite@Home and EarthLink, and we intend to partner with additional high traffic sites in the future. We will also target specific customer segments through the use of varied online banner advertisements. Further, we intend to utilize various offline forms of advertising, such as television, print, radio and other targeted publications that focus on specific attractive markets for our solution.

   Viral Marketing Programs. The U.S. Postal Service has granted us permission to include our Web site address and our logo on each Internet postage that is printed. We have developed our Internet postage to prominently display our logo and Web site address, in order to further develop our brand recognition and accelerate the acquisition of new customers through referrals.

U.S. Postal Service Information Based Indicia Program Certification Process

   The U.S. Postal Service recently approved our Internet postage solution under its Information Based Indicia Program. The Information Based Indicia Program is a U.S. Postal Service initiative committed to creating new, convenient, electronic access to postage for mailing customers. Through the Information Based Indicia Program, the U.S. Postal Service delivers a higher level of convenience and security to customers with established performance and evaluation criteria for personal computer postage products.

   For vendors of Internet postage, approval under the Information Based Indicia Program includes a standardized, ten-stage certification process prior to commercial release. Information Based Indicia Program participants must receive U.S. Postal Service authorization at each stage of the certification process to proceed to the next stage. The second to last stage is a three phase beta test, which includes customers sending mail through the mail system. The final stage before commercial release is vendor product approval, which represents formal approval to begin selling Internet postage nationally. The significant steps in the certification process and the time commitment required of a potential Information Based Indicia Program vendor creates a significant barrier to entry for competitors in the U.S. Internet postage market.

   The Information Based Indicia Program certification process includes the following stages:

                                       6. U.S. Postal Service address matching
     1. Letter of intent                  system
     2. Non-disclosure agreement       7. Product submission/testing
     3. Operational concept            8. Product infrastructure tests
     4. Software documentation         9. Beta test approval (three phases)
     5. Provider infrastructure plan  10. Vendor product approval (national distribution)

   Upon receipt of U.S. Postal Service certification, Information Based Indicia Program vendors begin national distribution in accordance with approved quantities and distribution channels. Each approved vendor's commercial roll-out is initially limited to 10,000 customers, with expanding numbers of customers based upon successful evaluations by the U.S. Postal Service.

Competition

   We believe that our Internet postage solution is well positioned to compete in the SOHO market, which consists of small businesses, small offices and home offices, because of our tight integration with software applications and our advantages in bandwidth-constrained environments. We will also compete with providers of traditional postage products such as stamps sold by the U.S. Postal Service, and services such as Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, has been approved for commercial release by the U.S. Postal Service to date. While the market for Internet postage is new, we expect that competition will further increase once Internet postage products become widely available and generally accepted.

   While we believe our Internet postage solution provides significant benefits over traditional postage methods, especially for the SOHO market, we expect to continue to also compete with traditional postage methods such as stamps and metered mail. Postage meters are typically paid for on a monthly lease, require significant investments in additional supplies such as ink cartridges, charge a premium for postage and are subject to tampering and theft. There can be no assurance that customers will change their current postage purchasing habits and switch to Internet postage products. The failure of a commercially viable number of users to switch to Internet postage would significantly harm our business, financial condition and results of operations.

   We may not be able to maintain a competitive position against current or future competitors as they enter the market in which we compete. This is particularly true with respect to competitors with greater financial, marketing, service, support, technical, intellectual property and other resources than us. Our failure to maintain a competitive position within our market could seriously harm our business, financial condition and results of operations. We believe that the principal competitive factors in our market include: (1) U.S. Postal Service product certification; (2) brand recognition;
(3) integration with other software applications; (4) convenience; (5) service availability and reliability; (6) price; (7) security; and (8) marketing and distribution relationships.

Technology

   We have leveraged our technologies, including our desktop software, postage application programming interface, Internet postage device, patented window envelope, and systems infrastructure, in order to create a comprehensive solution that meets our customers' needs and fulfills the U.S. Postal Service's certification requirements.

   Desktop Software. Our desktop software enables users to print Internet postage offline without maintaining a persistent Internet connection. The software is designed to interface with our proprietary postage device to print the recipient's address and Internet postage in one step onto envelopes, labels, and documents. The recipient's address can be selected using the built-in support for many popular applications, including Microsoft Word, Microsoft Outlook and Intuit's QuickBooks, without the user having to upload data over the Internet or separately type the address. This is a significant advantage over other Internet postage products which require the user to type in or import addresses from other software packages and force them to keep multiple copies of the same address synchronized across multiple address books. In addition, the software has a built-in electronic software update feature which automatically updates postage rates and the software itself ensuring that each customer always has the most current version of our software. The software includes a postage application programming interface which enables other software vendors to integrate their software with ours.

   Postage Application Programming Interface. We built our software from the ground up so that it can be integrated as a component of another software application. This means we can virtually any software application can be "postage-enabled" to print Internet postage onto envelopes, labels, or documents. Through this technology, we believe that we can create the tight integration with popular business applications.

   Internet Postage Device. We have developed a proprietary silver-dollar size Internet postage device that securely stores the postage value our customers buy. The postage device connects to a personal computer's parallel port, between the personal computer and the printer. The postage device enables our users to print postage without the need for being connected to the Internet, because account balances are stored on the device, not on a remote server. The postage device is also secure and tamper-resistant, disabling itself if anyone attempts to open or tamper with it. Our Internet postage device has been tested by the National Institute of Standards and Technology and certified as Federal Information Processing Standard 140-1 compliant at security levels 3 and partially 4. Overall security was reviewed by a Cryptographic Equipment Assessment Laboratory and Internet Security was reviewed by ISS Group, a leading Internet security company.

   Patented Window Envelope. We have developed and patented a special window envelope that has an additional window in the upper right corner for postage. This enables postage to be printed directly on documents, folded in thirds and inserted into one of our envelopes. They are a significant time-saver because they eliminate the need to separately prepare an envelope or label. Tension Envelope will be manufacturing this envelope for us and we plan to offer it to our customers on our Web site.

   Systems Infrastructure. Our systems have been designed to be scalable as our business grows and to allow for rapid deployment of our Internet postage solution. As the quantity of purchases or number of users accessing our systems increases, we have developed our systems to incrementally grow through the necessary additions. Our systems are based on the Microsoft Windows NT, Transaction Server and SQL Server environment. For our Web site, we utilize Javascript and Active Server Pages.

Future Product Development

   We are currently developing a server-based solution that is targeted at broadband-enabled users. As estimated by Forrester Research, broadband access was only utilized by 2% of online users in 1998, but will increase to 26% in 2002. Once broadband connections become more prevalent and customers have dedicated Internet access, our server-based solution will be positioned to meet the needs of this base of users. The server-based solution will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer.

Employees

   As of June 30, 1999, we employed 75 full-time people, including 29 in engineering, 13 in operations, eight in customer service and support, 13 in sales, marketing and business development, and 12 in general and administrative functions. Based on our growth plans, we anticipate hiring a significant number of employees over the next 12 months. From time to time, we employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

Intellectual Property

   We regard our technology as proprietary and attempt to protect it by relying on patent, trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We have been issued over 20 U.S. patents and have 12 patent applications pending. We consider patents to be a significant part of our intellectual property, and will remain so for the foreseeable future. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We are in the process of pursuing the registration in the U.S. for a number of our trademarks and service marks, including "E-Stamp." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our solutions are distributed or made available over the Internet, and policing unauthorized use of our proprietary information is difficult.

   Despite efforts to protect our intellectual property rights, we face substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market. In particular, Pitney Bowes has sent formal comments to the U.S. Postal Service asserting that intellectual property of Pitney Bowes would be infringed by products meeting the requirements of the Information Based Indicia Program's specifications. Furthermore, in June 1999, Pitney Bowes filed a lawsuit in the U.S. District Court against us alleging infringement of Pitney Bowes patents. For a discussion of claims by Pitney Bowes and risks associated with intellectual property, please refer to "Risk Factors--Intellectual property infringement claims, including claims by Pitney Bowes against us, could prevent or delay our ability to provide our Internet postage solutions" and "--Legal Proceedings."

Facilities

   Our headquarters are currently located in a leased facility in San Mateo, California, consisting of approximately 25,000 square feet of office space. The office space is under a 15-month lease which will expire in June 2000. We will need to obtain additional office space prior to the end of 1999 and are currently in discussions with respect to additional space.

Legal Proceedings

   On June 10, 1999, Pitney Bowes filed suit against us in the U.S. District Court for the District of Delaware alleging infringement of Pitney Bowes patents. The suit alleges that we are infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. One week later, Pitney Bowes filed a similar complaint against one of our competitors, Stamps.com, alleging infringement of two of the seven Pitney Bowes patents alleged in the E-Stamp complaint. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement and assert certain affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, we also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon our allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. Our suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. We are continuing to investigate the claims against us as well as infringement by Pitney Bowes of our patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solutions and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services. See "Risk Factors--Intellectual property infringement claims, including claims by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage."

   On May 10, 1999, in U.S. District Court, E-Stamp obtained a temporary restraining order against Dave Lahoti ordering Mr. Lahoti (a cybersquatter) to refrain from using his Web site, which he had registered as "estamps.com." On June 14, 1999, the U.S. District Court granted a preliminary injunction requiring Mr. Lahoti to refrain from using his Web site in connection with Internet postage and to place a disclaimer identifying that his Web site is not associated with E-Stamp Corporation. We are seeking damages and a permanent injunction in connection with this matter.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of August 10, 1999.

              Name            Age                  Position
   Robert H. Ewald...........  51 President, Chief Executive Officer and
                                  Director

   Anthony H. Lewis, Jr.  ...  45 Vice President and Chief Financial Officer

   Nicole Eagan..............  34 Senior Vice President, Marketing and Sales

   Martin Pagel..............  37 Chief Technology Officer

   Roderick Witmond..........  35 Vice President, Strategic Development and
                                  Operations

   Thomas J. Reinemer........  39 Vice President, International

   Edward F. Malysz..........  39 Vice President, General Counsel and
                                  Secretary

   Marcelo A. Gumucio........  61 Chairman of the Board

   John V. Balen(1)(2).......  38 Director

   Thomas L. Rosch(2)........  37 Director

   Gregory S. Stanger(2).....  35 Director

   Adam Wagner(1)............  41 Director

---------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   Robert H. Ewald has been our President and Chief Executive Officer since February 1999 and has been a Director since January 1999. From July 1996 to July 1998, Mr. Ewald held various executive positions at Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently as Executive Vice President and Chief Operating Officer. From August 1984 to June 1996, Mr. Ewald held various management and executive positions with Cray Research, Inc., a manufacturer of high performance computers, including President and Chief Operating Officer. Before joining Cray Research, Inc., Mr. Ewald led the Computing and Communications Division of the Los Alamos National Laboratory and was responsible for providing computing and communications services to government customers nationwide between 1980 and 1984. Mr. Ewald is currently a director of Ceridian, Inc., an information technology services company, and a member of the President's Information Technology Advisory Committee chartered by the White House. Mr. Ewald received his B.S. in civil engineering from the University of Nevada and his M.S. in civil engineering from the University of Colorado.

   Anthony H. Lewis, Jr. has been our Vice President and Chief Financial Officer since July 1999. From October 1995 to July 1999, Mr. Lewis held various management positions at Quantum Corporation, a manufacturer of computer storage devices, most recently as Vice President of Finance, Treasurer. From 1986 to October 1995, Mr. Lewis held various management positions at Tandem Computers, Inc., a manufacturer of computers, including Vice President, Corporate Financial Controller. Mr. Lewis received his A.B. in economics from Harvard College and his M.B.A. from Harvard Business School.

   Nicole Eagan has been our Senior Vice President, Marketing and Sales since July 1999 and previously served as our Vice President, Marketing and Business Development from May 1996. From 1993 to May 1996, Ms. Eagan held various positions with Oracle Corporation, including Director, Strategic Marketing, Director, Channel Marketing for Global Business Alliances Group and Director, Server Product Marketing for Oracle 7. Ms. Eagan received her B.S. in marketing from Montclair University in New Jersey.

   Martin Pagel has been our Chief Technology Officer since October 1998 and previously served as our Vice President, Engineering and Chief Architect from July 1996. From January 1988 to June 1996, Mr. Pagel held various management and engineering positions at Microsoft Corporation, including Technical Manager, Operations for its Internet and electronic commerce strategies and Program Manager for the design of distributed computing enhancements, also known as the Cairo Project. Mr. Pagel was also involved in the formation of Microsoft Consulting Services in Europe. Mr. Pagel received his degrees in business and computer science from the Technical University in Braunschweig, Germany.

   Roderick Witmond has been our Vice President, Strategic Development and Operations (Acting), since August 1999. From July 1995 to August 1999, Mr. Witmond was a Principal Consultant with the Government Consulting Practice of PriceWaterhouseCoopers, focusing primarily on assignments with the U.S. Postal Service and, most recently, E-Stamp. Mr. Witmond obtained his B.S. from London University in London, England in 1986 and his M.B.A. from the Darden Graduate School of Business Administration, University of Virginia in 1995.

   Thomas J. Reinemer has been our Vice President, International since March 1999 and previously served as our Vice President, Operations from August 1996. From May 1995 to July 1996, Mr. Reinemer was Senior Director of Strategic Marketing and Development at Oracle Corporation, where he was responsible for developing and implementing Oracle's partner strategies. From January 1994 to May 1995, Mr. Reinemer was International Business Development Manager at Microsoft, where he played a leading role in the launch and expansion of Microsoft's International BackOffice business. Mr. Reinemer also held various management positions at Novell Germany between 1989 and 1995. Mr. Reinemer received his degrees in electronic processing and in industrial electronic processing equipment from the Freidrich Ebert Technical College in Weisbaden, Germany.

   Edward F. Malysz has been our Vice President, General Counsel and Secretary since June 1999. From July 1993 to June 1999, Mr. Malysz held various legal positions with Silicon Graphics, Inc., most recently serving as Senior Corporate Counsel. From August 1988 to July 1993, Mr. Malysz was a transactional lawyer with the law firm of Berliner Cohen. From August 1982 to December 1984, Mr. Malysz was a certified public accountant with Arthur Young & Company. Mr. Malysz received his B.A. in economics from the University of California, Santa Barbara and J.D. from Santa Clara University.

   Marcelo A. Gumucio has served as Chairman of the Board since November 1998. Mr. Gumucio is Managing Partner of Gumucio, Burke and Associates, a private investment firm which he co-founded in 1992. From April 1996 to July 1997, Mr. Gumucio was Chief Executive Officer of Micro Focus PLC, an enterprise software provider. He also served as a member of the Micro Focus' board of directors from January 1996. Before joining Micro Focus, Mr. Gumucio was President and Chief Executive Officer of Memorex Telex NV between 1992 and 1996. Mr. Gumucio currently serves on the board of directors of BidCom, Inc., Digital Island and Burr Brown Corporation. Mr. Gumucio received his B.S. in mathematics from the University of San Francisco and M.S. in applied mathematics and operations research from the University of Idaho. Mr. Gumucio is also a graduate of the Harvard Business School Advanced Management Program.

   John V. Balen has served on the Board of Directors since July 1998. Mr. Balen has been a Principal of Canaan Partners, a national venture capital investment firm, since September 1995. From June 1985 to June 1995, Mr. Balen served as Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors of Intraware and Commerce One. Mr. Balen received his B.S. in electrical engineering and M.B.A. from Cornell University.

   Thomas L. Rosch has served on the Board of Directors since September 1997. Mr. Rosch joined AT&T Ventures in December 1996 and where he is currently a Principal. AT&T Ventures is an independent venture capital fund that invests in information technology companies. Previously, Mr. Rosch served as a senior member of The Boston Consulting Group from November 1989 to November 1996. Mr. Rosch currently serves on the board of directors of Veridicom, Inc. and PaymentNet, Inc. Mr. Rosch received his A.B. in government and philosophy from Harvard University and J.D./M.B.A. from Stanford University.

   Gregory S. Stanger has served on the Board of Directors since September 1997. Mr. Stanger is a Senior Director, Corporate Development at Microsoft Corporation and has held various positions in Corporate Development at Microsoft since July 1993 and within the Microsoft Finance Organization since joining Microsoft Corporation in September 1991. Previously, Mr. Stanger worked in investment banking at PaineWebber from March 1987 to June 1989. Mr. Stanger received his B.A. in economics from Williams College and M.B.A. from the University of California, Berkeley.

   Adam Wagner has served on the Board of Directors since November 1996. Mr. Wagner has been Vice President, Investments at Wagner & Brown, Ltd., a closely-held oil and gas investment company, since June 1992. Mr. Wagner currently serves on the board of directors of PFS Thermoplastics, Inc., SeaSound, LLC, nStream LLC and iSong.com, inc. Mr. Wagner received his B.S. in geology from the University of Oklahoma and M.B.A. from the University of Southern California.

Classified Board

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. Robert H. Ewald and Thomas L. Rosch have been designated Class I directors whose terms expire at the 2000 annual meeting of stockholders. Marcelo A. Gumucio and Adam Wagner have been designated Class II directors whose terms expire at the 2001 annual meeting of stockholders. Gregory S. Stanger and John V. Balen have been designated as Class III directors whose terms expire at the 2002 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital Stock--Antitakeover Effects of Provisions of Certain Charter Provisions, Bylaws and Delaware Law."

   Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   We established an audit committee and a compensation committee in July 1998.

   Our audit committee currently consists of Messrs. Balen and Wagner. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided our independent accountants.

   Our compensation committee currently consists of Messrs. Balen, Rosch and Stanger. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   We do not currently compensate our directors in cash for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board of director and compensation committee meetings. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. During 1998, the board granted options to purchase an aggregate of 298,470 shares to Marcelo A. Gumucio at an exercise price per share of $0.80. Please see also "--Incentive Stock Plans--Director Option Plan" for a description of options to be granted to our non-employee directors after this offering.

Executive Compensation

                           Summary Compensation Table

   The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1998 by our former chief executive officer and our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.

                                             Long-Term
                                            Compensation
                                               Awards
                                            ------------
                               Annual
                            Compensation
                         ------------------  Securities
Name and Principal                           Underlying
Position                 Salary($) Bonus($)  Options(#)
Sunir Kapoor............  153,042   70,000    296,210
 Former Chief Executive
  Officer and
  President(1)

Martin Pagel............  153,750      --      15,195
 Chief Technical Officer

Nicole Eagan............  128,750   35,000     26,000
 Senior Vice President,
  Marketing and Sales

Thomas J. Reinemer......  128,750   30,000     28,000
 Vice President,
  International(2)

Rick D. Prime...........  128,750      --      10,000
 Former Vice President,
  Finance(3)


---------------------
(1) Mr. Kapoor served as Chief Executive Officer and President of E-Stamp from December 1996 until February 1999. Robert H. Ewald joined E-Stamp as our Chief Executive Officer and President in February 1999. Mr. Ewald currently is compensated with an annual salary of $250,000 and a guaranteed bonus of $25,000.

(2) Mr. Reinemer served as Vice President, Operations from August 1996 until March 1999.

(3) Mr. Prime served as Vice President, Finance from October 1997 until July
    1999.

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

   In the fiscal year ended December 31, 1998, we granted options to purchase up to an aggregate of 1,361,055 shares to employees, directors and consultants. All options were granted under our 1996 Stock Option and Restricted Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, or delivery of already-owned shares of our common stock. All options to the Named Executive Officers are immediately exercisable upon grant; however, any unvested shares may be repurchased by us at their cost in the event of the optionee's termination of employment. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each quarter thereafter.

                                      Individual Grants
                         -------------------------------------------
                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                         Number of  % of Total                        Rates of Stock
                         Securities   Options                              Price
                         Underlying Granted to                       Appreciation for
                          Options    Employees  Exercise                Option Term
                          Granted     In Last     Price   Expiration -----------------
Name                        (#)     Fiscal Year ($/share)    Date       5%      10%
Sunir Kapoor............   59,210       4.4%      $0.80    11/01/08  $ 29,789 $ 75,492
                          237,000      17.4        0.80    12/15/08   119,238  302,174

Martin Pagel............   15,195       1.1        0.80    11/01/08     7,645   19,374

Nicole Eagan............   26,000       1.9        0.80    11/01/08    13,081   33,150

Thomas J. Reinemer......   28,000       2.1        0.80    11/01/08    14,087   35,700

Rick D. Prime...........   10,000       0.7        0.80    11/01/08     5,031   12,750

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table describes for the Named Executive Officers their option exercises for the fiscal year ended December 31, 1998, and exercisable and unexercisable options held by them as of December 31, 1998.

   The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on a value of $0.80 per share, the fair market value of our common stock as of December 31, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Option and Restricted Stock Plan. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each quarter thereafter.

                                                    Number of Securities
                                                   Underlying Unexercised   Value of Unexercised In-
                                                   Options At December 31,    the-Money Options at
                                          Value           1998 (#)            December 31, 1998 ($)
                         Shares Acquired Realized ------------------------- -------------------------
Name                     on Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
Sunir Kapoor............     599,200     $23,063    296,210        --          $ --         $ --

Martin Pagel............     180,260       6,406     15,195        --            --           --

Nicole Eagan............     266,154       6,406     26,000        --            --           --

Thomas J. Reinemer......     245,536       6,406     28,000        --            --           --

Rick D. Prime...........     100,000         --         --         --            --           --

1999 Stock Plan

   The board of directors adopted our 1999 Stock Plan, referred to as the 1999 Plan, in August 1999, subject to approval of our stockholders. This stock option plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights.

   A total of 2,000,000 shares of common stock is reserved for issuance, plus annual increases, beginning in fiscal year 2000, equal to the lesser of:

  . 1,000,000 shares;

  . 3% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   The stock plan administrator, which is the board of directors or a committee of the board, administers the 1999 Plan. In the case of options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more "outside directors" within the meaning of the Internal Revenue Code of 1986, as amended.

   The administrator determines the exercise price of nonstatutory stock options granted under the 1999 Plan, but with respect to nonstatutory stock options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of our capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair value on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the stock option plan may not exceed 10 years.

   An optionee must exercise an option granted under the 1999 Plan generally within three months after the end of the optionee's status as an employee, director or consultant of E-Stamp, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term. Unless determined otherwise by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the 1999 Plan.

   The administrator determines the exercise price of stock purchase rights granted under the 1999 Plan. In case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase rights contains a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase under the restricted stock purchase agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

   The 1999 Plan provides that in the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise each outstanding option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares that would not otherwise be exercisable, for a period of 30 days from the date of the notice. The options and stock purchase rights will terminate upon the expiration of the 30-day period.

   Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. In addition, the administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted.

1996 Stock Option and Restricted Stock Plan

   Our 1996 Stock Option and Restricted Stock Plan, referred to as the 1996 Plan, was adopted by the board of directors and subsequently approved by our stockholders. The 1996 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees and consultants of nonstatutory stock options and restricted stock rights.

   The board of directors has determined that no future options or restricted stock rights will be granted under our 1996 Plan after the effective date of this offering. However, the board or a committee of our board of directors will administer the options and stock purchase rights granted under the 1996 Plan that are outstanding on the effective date of this offering. A total of 4,750,000 shares of common stock were authorized for issuance under the 1996 Plan. As of August 10, 1999, options to purchase an aggregate of 1,172,790 shares of our common stock were outstanding under this stock option plan, and a total of 3,555,712 shares that have been issued pursuant to the exercise of options granted under the 1996 Plan were outstanding.

   The options outstanding at the time of this offering will remain subject to the terms of the agreements evidencing such options and the terms of the 1996 Plan. The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the Company's assets, each outstanding option will terminate immediately prior to such transaction, unless determined otherwise by the plan administrator.

1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in August 1999, subject to approval of our stockholders. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

  . 350,000 shares;

  . 1% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   The board of directors or a committee appointed by the board administers the stock purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the stock purchase plan and determine eligibility.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   The stock purchase plan, which is intended to qualify under Section 423 of the United States tax code, contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before November 14, 2001.

   Participants may purchase common stock through payroll deductions of up to 15% of the participant's eligible compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E-Stamp.

   The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

   The purchase plan will become effective on the effective date of this offering and will terminate in 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

1999 Director Option Plan

   Non-employee directors are entitled to participate in our 1999 Director Option Plan. The board of directors adopted the director plan in August 1999, subject to approval of our stockholders, but it will not become effective until the day following the closing of this offering. The director plan has a term of ten years, unless terminated sooner by the board. A total of 300,000 shares of common stock have been reserved for issuance under the director plan.

   The director plan provides for the automatic grant of 40,000 shares of common stock to each non-employee director who first becomes a non-employee director after adoption of this plan, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant. The shares purchasable under this option shall vest over four years at the rate of 1/48th per month. In addition, after this offering, each non-employee director who has served on the board for at least the six previous months, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant, will be granted an option to purchase 2,500 shares of common stock on the date of each annual meeting of our stockholders. The shares purchasable under this option shall vest over one year at the rate of 1/12th per month. Each option granted to a non-employee director under this director plan will have a term of ten years. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

   Options granted under the director plan must be exercised within three months of the end of the optionee's tenure as a director, or within twelve months after such director's termination by death or disability to the extent the option was exercisable on the date of termination, but not later than the expiration of the option's ten year term.

1996 Non-Employee Director Stock Option Plan

   Our 1996 Non-Employee Director Stock Option Plan, referred to as the 1996 Director Plan, was adopted by the Board and approved by the stockholders. Our board of directors terminated this 1996 Director Plan with respect to future grants. However, outstanding options granted under this plan will remain outstanding and subject to the terms and conditions of the agreements evidencing such options and the terms of the 1996 Director Plan.

   A total of 100,000 shares of our common stock are authorized for issuance under the 1996 Director Plan. As of August 10, 1999, a total of 15,250 shares were subject to outstanding options granted under this plan. Although 84,750 shares remain available for further grant of options under the 1996 Director Plan, no more options will be granted under this plan.

401(k) Plan

   We sponsor a 401(k) plan which provides eligible employees located in the United States an opportunity to save money for their retirement on a tax deferred basis. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees may elect to reduce their current eligible compensation by up to 15%, subject to the statutory annual limit in 1999 of $10,000, and to have the amount of such reduction contributed on their behalf to the 401(k) plan. We currently provide a matching contribution to those eligible employees who have elected to participate in the 401(k) plan equal to 50% of the first 4% of their eligible contributions to the 401(k) plan. In addition, the 401(k) plan permits, but does not require, an additional discretionary profit sharing contribution to be made by us on behalf of certain eligible employees. To date, we have not made any such discretionary profit sharing contribution to the 401(k) plan. Contributions that are made to the 401(k) plan, whether if made by the eligible employees, or by us, and the investment earnings thereon, are not taxable to employees until such amounts are withdrawn from the 401(k) plan. However, any contributions made by us will be deductible in the taxable year they are made. The 401(k) plan may be amended or terminated by us at anytime, and in our sole discretion.

Employment Agreements

   We have issued offer letters to each of Robert H. Ewald, Anthony H. Lewis, Jr., Roderick Witmond, Edward Malysz and Marcelo A. Gumucio pursuant to which each is entitled to a base salary, bonuses and an option to purchase shares of our common stock. In addition, we agreed to give Mr. Ewald a grant of 100,000 shares of common stock if we successfully complete an initial public offering within twelve months of his commencement of employment. We agreed to provide Mr. Lewis with a promissory note in the amount of $30,000 which will be forgiven in the event he is terminated without cause prior to one year of service or upon completion of one year of service from his start date. We agreed that if Mr. Gumucio is involuntarily terminated within one year of his start date, 25% of his option shall become immediately exercisable, and if we experience a change of control, Mr. Gumucio's option shall become immediately exercisable.

   We have entered into employment agreements with each of Nicole Eagan, Martin Pagel and Thomas J. Reinemer pursuant to which each is entitled to a base salary, bonuses, an option to purchase shares of common stock and an option to purchase shares of restricted common stock. Under these agreements, if any of Nicole Eagan, Martin Pagel or Thomas J. Reinemer are terminated without cause, he or she will be entitled to the payment of six months of his or her base salary.

Limitations on Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

   During the last two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a director or indirect interest other than compensation arrangements, which are described where required under "Management," and the transactions described below.

Equity Investment Transactions for Cash

   In September 1997, we sold 2,500,000 shares of Series A preferred stock for $2.40 per share. In July 1998, we sold 4,188,000 shares of Series B preferred stock for $3.82 per share. In August 1999, we sold 2,931,229 shares of Series C preferred stock for $10.31 per share. Listed below are the directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in these financings.

                                                                   Aggregate
                                   Series A  Series B  Series C      Cash
Name                               Preferred Preferred Preferred Consideration
Microsoft Corporation............. 1,250,000   261,750  109,231   $5,126,174
Entities affiliated with AT&T
 Ventures(1)...................... 1,250,000   261,750  218,462    6,252,343
Canaan Equity, L.P................     --    1,047,000  113,476    5,169,478
Unified Holdings, L.L.C...........     --    1,047,000    --       4,000,000
John V. Balen(2)..................     --    1,047,000  113,476    5,169,478
Thomas L. Rosch(3)................ 1,250,000   261,750  218,462    6,252,343
Gregory S. Stanger(4)............. 1,250,000   261,750  109,231    5,126,174
Adam Wagner(5)....................     --    1,047,000    5,416    4,055,379

---------------------
(1) Includes 1,125,000 shares of Series A preferred stock, 235,575 shares of Series B preferred stock and 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 125,000 shares of Series A preferred stock, 26,175 shares of Series B preferred stock and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P.

(2) Includes 1,047,000 shares of Series B preferred stock and 113,476 shares of Series C preferred stock held by Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of these shares.

(3) Includes 1,125,000 shares of Series A preferred stock, 235,575 shares of Series B preferred stock and 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 125,000 shares of Series A preferred stock, 26,175 shares of Series B preferred stock and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P. Mr. Rosch disclaims beneficial ownership of these shares.

(4) Includes 1,250,000 shares of Series A preferred stock, 261,750 shares of Series B preferred stock and 109,231 shares of Series C preferred stock held by Microsoft Corporation. Mr. Stanger disclaims beneficial ownership of these shares.

(5) Includes 1,047,000 shares of Series B preferred stock held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd., Mr. Wagner's employer, claims beneficial ownership of 130,875 shares and Wagner Family Partnership VI of which Mr. Wagner is a partner claims beneficial ownership of 45,021 shares. Includes 2,708 shares of Series C preferred stock held by Wagner & Brown, Ltd. and 2,708 shares of Series C preferred stock held by Wagner Family Partnership VI.

Certain Sales to Executive Officers

   On May 30, 1999, we sold 1,225,000 shares of common stock at a price of $0.90 per share to Robert H. Ewald. We have the right to repurchase such shares in the event Mr. Ewald's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Ewald paid for such shares with a full-recourse, five-year $1,102,500 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 266,154 shares of common stock at a price of $0.25 per share for 25,625 shares and $0.50 per share for 240,529 shares to Nicole Eagan. We have the right to repurchase such shares in the event Ms. Eagan's services to us terminate, which right lapses progressively over four years after the date of grant. Ms. Eagan paid for such shares with a full-recourse, five-year $126,671 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 180,260 shares of common stock at a price of $0.25 per share for 25,625 shares and $0.50 per share for 154,635 shares to Martin Pagel. We have the right to repurchase such shares in the event Mr. Pagel's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Pagel paid for such shares with a full-recourse, five-year $83,724 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 245,536 shares of common stock at a price of $0.25 per share for 25,625 shares and $0.50 per share for 219,911 shares to Thomas J. Reinemer. We have the right to repurchase such shares in the event Mr. Reinemer's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Reinemer paid for such shares with a full-recourse, five-year $116,362 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 28, 1999, we sold 150,000 shares of common stock at a price of $1.50 per share to Edward F. Malysz. We have the right to repurchase such shares in the event Mr. Malysz's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Malysz paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 4, 1999, we sold 300,000 shares of common stock at a price of $1.50 per share to Anthony H. Lewis, Jr. We have the right to repurchase such shares in the event Mr. Lewis' services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Lewis paid for such shares with a full-recourse, five-year $450,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 4, 1999, we sold 150,000 shares of common stock at a price of $1.50 per share to Roderick Witmond. We have the right to repurchase such shares in the event Mr. Witmond's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Witmond paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

Other Transactions

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to certain of our executive officers and directors. See "Management--Option Grants in Last Fiscal Year."

   Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. See "Description of Capital Stock--Registration Rights."

   We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

   The table on the following page sets forth information regarding the beneficial ownership of our common stock as of August 10, 1999, by the following individuals or groups:

  . each person or entity who we know beneficially owns more than 5% of our outstanding stock;

  . each of the Named Executive Officers;

  . each of our directors; and

  . all directors and executive officers as a group.

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E-Stamp Corporation, 2855 Campus Drive, Suite 100, San Mateo, California 94403. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after August 10, 1999, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

   Applicable percentage ownership in the following table is based on 23,541,541 shares of common stock outstanding as of August 10, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

                          Principal Stockholders Table

                                                               Percentage of
                                                                  Shares
                                                 Number of      Outstanding
                                                   Shares    -----------------
                                                Beneficially  Before   After
   Name                                            Owned     Offering Offering
   5% Stockholders:
   Entities affiliated with AT&T Ventures(1)...  1,730,212      7.3%
   Microsoft Corporation(2)....................  1,620,981      6.9
   John Trotter(3).............................  1,586,250      7.6
   Directors and Executive Officers:
   Robert H. Ewald(4)..........................  1,225,000      5.2
   Anthony H. Lewis, Jr.(5)....................    300,000      1.3
   Martin Pagel(6).............................    197,621        *
   Nicole Eagan(7).............................    342,154      1.5
   Thomas J. Reinemer(8).......................    273,536      1.2
   Rick D. Prime(9)............................    101,083        *
   Sunir Kapoor................................    274,005      1.2
   Marcelo A. Gumucio(10)......................    298,470      1.3
   John V. Balen(11)...........................  1,160,476      4.9
   Thomas L. Rosch(12).........................  1,730,212      7.3
   Gregory S. Stanger(13)......................  1,620,981      6.9
   Adam Wagner(14).............................  1,462,416      6.2
   All directors and executive officers as a
    group (14 persons)(15).....................  9,285,954     39.4

---------------------
 *  Less than 1% of the outstanding shares of common stock.

(1) The aggregated shares listed for entities affiliated with AT&T Ventures are owned as follows: 1,360,575 shares are beneficially owned by AT&T Venture Fund II, L.P. and 151,175 shares are beneficially owned by Venture Fund I, L.P. The address for AT&T Ventures is 3000 Sand Hill Road, Building 1, Suite 285, Menlo Park, CA 94025.

(2) The address for Microsoft Corporation is One Microsoft Way, Redmond, WA
    98502.

(3) The address for Mr. Trotter is 1000 Louisiana #3600, Houston, Texas 77002.

(4) At August 10, 1999, 1,225,000 shares held by Mr. Ewald were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(5) At August 10, 1999, 300,000 shares held by Mr. Lewis were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(6) At August 10, 1999, 117,655 shares held by Mr. Pagel were vested, and 77,800 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(7) At August 10, 1999, 168,695 shares held by Ms. Eagan were vested, and 173,459 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(8) At August 10, 1999, 157,137 shares held by Mr. Reinemer were vested, and 116,399 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(9) At August 10, 1999, 40,625 shares held by Mr. Prime were vested, and 59,375 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(10) Includes 298,470 shares issuable upon exercise of options held by Mr. Gumucio within 60 days of August 10, 1999, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(11) The shares are beneficially owned by Canaan Equity, L.P. Mr. Balen is a principal of Canaan Partners. Mr. Balen disclaims beneficial ownership of these shares.

(12) 1,557,191 shares are beneficially owned by AT&T Venture Fund II, L.P. and 173,021 shares are beneficially owned by Venture Fund I, L.P. Mr. Rosch is a partner at AT&T Ventures. Mr. Rosch disclaims beneficial ownership of these shares.

(13) The shares are beneficially owned by Microsoft Corporation. Mr. Stanger is Senior Director, Corporate Development at Microsoft Corporation. Mr. Stanger disclaims beneficial ownership of these shares.

(14) Includes 200,000 shares of common stock held by Wagner & Brown, Ltd, Mr. Wagner's employer. Mr. Wagner has disclaimed beneficial ownership of these shares. Includes 50,000 shares of common stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner. Mr. Wagner has a 12.5% beneficial ownership of these shares. Includes 160,000 shares of common stock held in escrow and for which Mr. Wagner is an escrow agent. Wagner & Brown, Ltd. claims beneficial ownership of 30,624 shares and Wagner Family Partnership VI claims beneficial ownership of 7,648 shares. Includes 1,047,000 shares of Series B preferred stock held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd. claims beneficial ownership of 130,875 shares and Wagner Family Partnership VI claims beneficial ownership of 45,021 shares. Includes 2,708 shares of Series C preferred stock held by Wagner & Brown, Ltd. and 2,708 shares of Series C preferred stock held by Wagner Family Partnership VI.

(15) Includes 758,117 shares issued under the 1996 Stock Option and Restricted Stock Plan which were vested and 1,950,503 shares which were unvested at August 10, 1999 and subject to a right of repurchase in favor of us, which right lapses over time. Includes 298,470 shares issuable upon exercise of options within 60 days of August 10, 1999, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of August 10, 1999, there were 23,541,541 shares of common stock outstanding which were held of record by approximately 465 stockholders, as adjusted for the conversion of all outstanding shares of convertible preferred stock into common stock, which will occur upon the closing of this offering.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

   At August 10, 1999, there were warrants outstanding to purchase 21,235 shares of Series C preferred stock, which will be exercisable to purchase as aggregate of 21,235 shares of common stock upon closing of this offering. At August 10, 1999, there were warrants outstanding to purchase 38,797 shares of common stock.

Registration Rights

   The holders of preferred stock convertible into 9,619,229 shares of common stock (the "registrable securities") are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series A preferred stock (or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000) may require on one occasion that we register their shares for public resale. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series B preferred stock (or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000) may require on one occasion that we register their shares for public resale. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series C preferred stock (or such lesser percentage of the anticipated aggregate offering price would exceed $15,000,000) may require on one occasion that we register their shares for public resale. However, we may defer such registration for 90 days in view of market conditions. Also, holders of registrable securities may require on two separate occasions within any twelve month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $500,000, however we may defer such registration for 90 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  . the acquisition of us by means of a tender offer;

  . acquisition of us by means of a proxy contest or otherwise; or

  . the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management--Board of directors and Executive Officers." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Stockholder Meetings. Under our certificate of incorporation, only the board of directors, the chairman of the board and the chief executive officer may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Delaware AntiTakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting at any time when we have 500 or more record stockholders.

   Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

   Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company.

Nasdaq National Market Listing

   We have applied for the listing of our shares on The Nasdaq National Market under the symbol "ESTM."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding            shares
of common stock based upon shares outstanding as of August 10, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants prior to completion of this offering. Of these
shares, the            shares sold in this offering will be freely tradable
without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.
The remaining       shares of common stock held by existing stockholders are
restricted shares as that term is defined in Rule 144. All such restricted shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, approximately restricted shares will be eligible for sale in the public market, all of which are subject to volume limitations under Rule 144, except
           shares eligible for sale under Rule 144(k) and            shares
eligible for sale under Rule 701. In addition, as of August 10, 1999, there were outstanding options to purchase 1,172,790 shares of common stock, warrants to purchase 38,797 shares of common stock and warrants to purchase preferred stock convertible into 21,235 shares of common stock, some of which may be exercised prior to this offering. All such options and warrants are subject to lock-up agreements. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements, however any release shall apply pro-rata to all stockholders subject to the lock-up agreements.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will equal approximately shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to us who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements.

   Within 90 days following the effectiveness of this offering, we will file a Registration Statement on Form S-8 registering 3,994,288 shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of August 10, 1999, options to purchase a total 1,172,790 shares were outstanding and 2,821,498 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued under our purchase plan, other than common stock issued to our affiliates, is available for immediate resale in the open market.

   Also beginning six months after the date of this offering, holders of 9,619,229 restricted shares will be entitled to certain registration rights for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement dated , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC, Deutsche Bank Securities Inc. and DLJdirect Inc., have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below:

                                                                          Number
                                                                            of
   Underwriters:                                                          Shares
   Donaldson, Lufkin & Jenrette Securities Corporation...................
   Banc of America Securities LLC........................................
   Deutsche Bank Securities Inc..........................................
   DLJdirect Inc. .......................................................
                                                                           ---
     Total...............................................................
                                                                           ===

   The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters concerning the offering and to condition precedents that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $   per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $   per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority. An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of additional shares of common stock at the initial public offering price less underwriting discounts and commission. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

   The following table sets forth the compensation payable to the underwriters by us in connection with the offering:

                                                                 Total
                          Discounts and              -----------------------------
                           Commissions   Additional     Without          With
                            per Share   Compensation Over-Allotment Over-Allotment
Underwriting discounts
 and commissions
 paid by us.............      $             $             $              $
Expenses payable by us..

   Donaldson, Lufkin & Jenrette Securities Corporation acted as the placement agent for a private placement of E-Stamp's Series C Preferred Stock in August 1999. As compensation for its services as placement agent, Donaldson, Lufkin & Jenrette Securities Corporation received a cash fee of approximately $1.1 million and warrants to purchase an aggregate of 21,235 shares of Series C preferred stock at an exercise price $10.31 per share, the same price per share paid by all investors who participated in the private placement. Certain entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation also invested in the private placement, purchasing an aggregate of 87,294 shares of Series C preferred stock on the same terms and conditions as the other investors in the private placement, including price per share.

   We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

   Our executive officers, directors and certain other stockholders and option holders have agreed not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, other than shares acquired in the initial public offering or on the Nasdaq National Market, or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

   Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180-day period lock-up period with or without notice, although it has no current intention of doing so.

   In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among E-Stamp and the underwriters. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future operational results;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock.

In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   The underwriters have reserved for sale, at the initial public offering price, up to shares of the common stock to be sold in the offering for certain individuals and entities designated by us who have expressed an interest in purchasing shares in the offering. The number of shares available for sale to the general public will be reduced to the extent these individuals and entities purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Selected legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California. As of the date of this prospectus, an investment partnership composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 18,728 shares of our Series C preferred stock.

                                    EXPERTS

   Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

   Statements in this prospectus and registration statement in the first paragraph under the caption "Risk Factors--Intellectual property infringement claims, including a claim asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage" and in the first two paragraphs under the caption "Business--Legal Proceedings" have been reviewed and approved by Howrey & Simon, patent litigation counsel to E-Stamp, as experts in such matters, and are included herein in reliance upon its review and approval.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which is part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                              E-STAMP CORPORATION
                         (a development stage company)

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)......................................................... F-5
Statements of Cash Flows.................................................. F-8
Notes to Financial Statements............................................. F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
E-Stamp Corporation

   We have audited the accompanying balance sheets of E-Stamp Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Stamp Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 19, 1999
Except for Note 9 as to which the date is August 13, 1999.

                              E-STAMP CORPORATION
                         (a development stage company)

                                 BALANCE SHEETS
                    (In thousands, except par value amounts)

                                                                         Pro forma
                                                                       Stockholders'
                                          December 31,                    Equity
                                         ----------------   June 30,   (Deficit) at
                                          1997     1998       1999     June 30, 1999
                                                           (Unaudited)  (Unaudited)
                ASSETS
                ------

Current assets:
  Cash and cash equivalents............  $ 4,111  $10,217    $ 1,916
  Other current assets.................       24      144        498
                                         -------  -------    -------
Total current assets...................    4,135   10,361      2,414
Property and equipment:
  Computers............................      964    1,039      1,350
  Furniture and fixtures...............      198      165        192
  Leasehold improvements...............       30       --         49
                                         -------  -------    -------
                                           1,192    1,204      1,591
  Accumulated depreciation and
   amortization........................     (596)    (754)      (909)
                                         -------  -------    -------
Net property and equipment.............      596      450        682
Other assets...........................       32       --         --
                                         -------  -------    -------
    Total assets.......................  $ 4,763  $10,811    $ 3,096
                                         =======  =======    =======

 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
 ------------------------------------
Current liabilities:
  Accounts payable and accrued
   liabilities.........................  $ 1,701  $ 1,529    $ 2,718
  Current portion of obligations under
   capital lease.......................       36       27         20
                                         -------  -------    -------
Total current liabilities..............    1,737    1,556      2,738
Capital lease obligations..............       38       11          6

Commitments and contingencies..........
Redeemable convertible preferred stock,
 $0.001 par value per share, 12,000
 authorized, issuable in series
 (aggregate liquidation preference of
 $21,998 at December 31, 1998):
  Series A redeemable convertible
   preferred stock: 2,500 shares
   authorized, 2,500 shares issued and
   outstanding at December 31, 1997 and
   1998 and June 30, 1999 (none pro
   forma)..............................    6,126    6,746      7,084     $     --
  Series B redeemable convertible
   preferred stock: 4,188 shares
   authorized, 4,188 shares issued and
   outstanding at December 31, 1997 and
   1998 and June 30, 1999 (none pro
   forma)..............................       --   16,723     17,561           --
Stockholders' equity (deficit):
  Common stock, $0.001 par value per
   share: 100,000 shares authorized,
   10,406, 11,939, and 13,435 shares
   issued and outstanding at December
   31, 1997 and 1998 and June 30, 1999,
   respectively (200,000 shares
   authorized and 20,123 shares
   outstanding pro forma)..............       10       12         14           20
  Additional paid-in capital...........   12,787   14,897     24,194       48,833
  Notes receivable from employees and
   officers............................       --     (653)    (2,157)      (2,157)
  Deferred stock compensation..........       --   (2,289)    (9,309)      (9,309)
  Deficit accumulated during
   development stage...................  (15,935) (26,192)   (37,035)     (37,035)
                                         -------  -------    -------     --------
Total stockholders' equity (deficit)...   (3,138) (14,225)   (24,293)    $    352
                                         -------  -------    -------     ========
Total liabilities and stockholders'
 equity (deficit)......................  $ 4,763  $10,811    $ 3,096
                                         =======  =======    =======

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                           Period from
                                                      Six months ended      inception
                          Year ended December 31,         June 30,       (April 26, 1994)
                          --------------------------  -----------------  through June 30,
                           1996     1997      1998     1998      1999          1999
                                                        (Unaudited)        (Unaudited)

Net revenues............  $    --  $    --  $     --  $    --  $     --      $     --
Operating expenses:
  Research and
   development..........    2,387    3,916     5,603    2,458     5,225        18,154
  Sales and marketing...    1,761    1,743     2,722    1,137     2,494         8,853
  General and
   administrative.......    1,739    1,748     1,897      903     1,373         7,472
  Amortization of
   deferred stock
   compensation.........      688      414       405       --     1,927         3,464
                          -------  -------  --------  -------  --------      --------
Operating loss..........   (6,575)  (7,821)  (10,627)  (4,498)  (11,019)      (37,943)
Interest income.........      239      157       380       46       177         1,017
Interest expense........       (3)     (14)      (10)      (3)       (1)         (109)
                          -------  -------  --------  -------  --------      --------
Net loss................   (6,339)  (7,678)  (10,257)  (4,455)  (10,843)      (37,035)
Accretion on redeemable
 convertible preferred
 stock..................       --     (196)   (1,383)    (307)   (1,176)       (2,755)
                          -------  -------  --------  -------  --------      --------
Net loss attributable to
 common stock...........  $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)     $(39,790)
                          =======  =======  ========  =======  ========      ========
Net loss per common
 share (basic and
 diluted)...............  $ (0.63) $ (0.76) $  (1.11) $ (0.46) $  (1.11)
                          =======  =======  ========  =======  ========
Weighted-average shares
 outstanding (basic and
 diluted)...............   10,034   10,373    10,460   10,421    10,789
Unaudited pro forma net
 loss per share (basic
 and diluted)...........                    $  (0.68)          $  (0.62)
                                            ========           ========
Unaudited pro forma
 weighted-average shares
 outstanding (basic and
 diluted)...............                      15,002             17,477



                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCKAND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                   (In thousands, except per share amounts)

         Period from inception (April 26, 1994) through June 30, 1999

                           Redeemable
                           Convertible                                         Deficit
                            Preferred                               Notes    Accumulated                  Total
                              Stock     Common Stock   Additional Receivable During the               Stockholders'
                          ------------- --------------  Paid-In      From    Development   Deferred      Equity
                          Shares Amount Shares  Amount  Capital   Employees     Stage    Compensation   (Deficit)
Initial capital
contribution............    --    $ --   8,850   $ 9    $   201      $ --      $    --     $     --      $   210
Issuance of units at
$272.73 per unit for
services................    --      --     180    --         10        --           --           --           10
Net loss................    --      --      --    --         --        --         (572)          --         (572)
                           ---    ----  ------   ---    -------      ----      -------     --------      -------
Balance at December 31,
1994....................    --      --   9,030     9        211        --         (572)          --         (352)
Redemption of common
stock...................    --      --    (905)   (1)    (5,399)       --           --           --       (5,400)
Issuance of common stock
to investors at $5.95
per share for cash, net
of issuance costs of
$56, and conversion of
notes...................    --      --   1,290     1      7,623        --           --           --        7,624
Issuance of common stock
for services at $6.00
per share...............    --      --      15    --         90        --           --           --           90
Deferred compensation
related to restricted
common stock grants.....    --      --      --    --         60        --           --         (60)           --
Amortization of deferred
compensation............    --      --      --    --         --        --           --           30           30
Net loss................    --      --      --    --         --        --       (1,346)          --       (1,346)
                           ---    ----  ------   ---    -------      ----      -------     --------      -------
Balance at December 31,
1995....................    --      --   9,430     9      2,585        --       (1,918)         (30)         646
Issuance of common stock
at $10.00 per share for
cash to investors in May
1996, net of issuance
costs of $25............    --      --     900     1      8,974        --           --           --        8,975
Issuance of common stock
for services to
consultants at $10.00
per share during 1996...    --      --      10    --        100        --           --           --          100
Exercise of stock
options for cash by
employees during 1996...    --      --      15    --         31        --           --           --           31
Deferred compensation
related to restricted
common stock grants and
stock options...........    --      --      --    --      1,072        --           --      (1,072)           --
Stock issuance and
amortization of deferred
compensation............    --      --      10    --         --        --           --          688          688
Net loss................    --      --      --    --         --        --       (6,339)          --       (6,339)
                           ---    ----  ------   ---    -------      ----      -------     --------      -------
Balance at December 31,
1996....................    --    $ --  10,365   $10    $12,762      $ --      $(8,257)    $   (414)     $ 4,101

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCKAND STOCKHOLDERS' EQUITY
                             (DEFICIT) (Continued)
                   (In thousands, except per share amounts)

       Period from inception (April 26, 1994) through December 31, 1998

                            Reedemable
                           Convertible                                          Deficit
                            Preferred                                Notes    Accumulated                  Total
                              Stock      Common Stock   Additional Receivable During the               Stockholders'
                          -------------- --------------  Paid-In      From    Development   Deferred      Equity
                          Shares Amount  Shares  Amount  Capital   Employees     Stage    Compensation   (Deficit)
Issuance of Series A
redeemable convertible
preferred stock for cash
to investors at $2.40
per share in September
1997, net of issuance
costs of $70............  2,500  $ 5,930     --   $--    $    --     $  --     $     --     $    --      $     --
Issuance of common stock
for services to
consultants at $10.00
per share between
September and December
1997....................     --       --     18    --        175        --           --          --           175
Exercise of stock
options for cash by
employees during 1997...     --       --     23    --         46        --           --          --            46
Amortization of deferred
compensation............     --       --     --    --         --        --           --         414           414
Accretion on redeemable
convertible preferred
stock...................     --      196     --    --       (196)       --           --          --          (196)
Net loss................     --       --     --    --         --        --       (7,678)         --        (7,678)
                          -----  ------- ------   ---    -------     -----     --------     -------      --------
Balance at December 31,
1997....................  2,500    6,126 10,406    10     12,787        --      (15,935)         --        (3,138)
Issuance of Series B
redeemable convertible
preferred stock to
investors at $3.82 per
share in July 1998, net
of issuance costs of
$40.....................  4,188   15,960     --    --         --        --           --          --            --
Issuance of notes
receivable from
employees for exercise
of stock options........     --       --  1,391     1        652     (653)           --          --            --
Issuance of common stock
for services to
consultants at $10.00
per share between
January and June 1998...     --       --      8    --         82        --           --          --            82
Exercise of stock
options for cash by
employees during 1998...     --       --    142     1         69        --           --          --            70
Shares repurchased from
employees upon
termination at a price
of $0.50 per share in
September 1998..........     --       --     (8)   --         (4)       --           --          --            (4)
Deferred stock
compensation............     --       --     --    --      2,694        --           --      (2,694)           --
Amortization of deferred
compensation............     --       --     --    --         --        --           --         405           405
Accretion on redeemable
convertible preferred
stock...................     --    1,383     --    --     (1,383)       --           --          --        (1,383)
Net loss................     --       --     --    --         --        --      (10,257)         --       (10,257)
                          -----  ------- ------   ---    -------     -----     --------     -------      --------
Balance at December 31,
1998 ...................  6,688  $23,469 11,939   $12    $14,897     $(653)    $(26,192)    $(2,289)     $(14,225)

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                             (DEFICIT) (Continued)
                   (In thousands, except per share amounts)

       Period from inception (April 26, 1994) through December 31, 1998

                            Redeemable
                           Convertible                                          Deficit
                            Preferred                                Notes    Accumulated                  Total
                              Stock      Common Stock   Additional Receivable During the               Stockholders'
                          -------------- --------------  Paid-In      From    Development   Deferred      Equity
                          Shares Amount  Shares  Amount  Capital   Employees     Stage    Compensation   (Deficit)
Exercise of stock
options for cash by
employees during 1999
(unaudited).............    --   $   --      50   $ 1    $    23    $   --     $    --      $   --       $     24
Issuance of notes
receivable from
employees for exercise
of stock options
(unaudited).............    --       --   1,774     1      1,667     (1,668)        --          --            --
Shares repurchased from
employee upon
termination at $0.50 per
share in March 1999
(unaudited).............    --       --    (328)  --        (164)       164         --          --            --
Deferred stock
compensation
(unaudited).............    --       --     --    --       8,947        --          --       (8,947)          --
Amortization of deferred
compensation
(unaudited).............    --       --     --    --         --         --          --        1,927         1,927
Accretion on redeemable
convertible preferred
stock (unaudited).......    --     1,176    --    --      (1,176)       --          --          --         (1,176)
Net loss (unaudited)....    --       --     --    --         --         --      (10,843)        --        (10,843)
                          -----  ------- ------   ---    -------    -------    --------     -------      --------
Balance at June 30, 1999
(unaudited).............  6,688  $24,645 13,435   $14    $24,194    $(2,157)   $(37,035)    $(9,309)     $(24,293)
                          =====  ======= ======   ===    =======    =======    ========     =======      ========


                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                      Six months ended
                          Year ended December 31,         June 30,       Period from inception
                          --------------------------  -----------------     (April 26, 1994)
                           1996     1997      1998     1998      1999    through June 30, 1999
                                                        (Unaudited)           (Unaudited)
Operating activities
Net loss................  $(6,339) $(7,678) $(10,257) $(4,455) $(10,843)       $(37,035)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization..........      163      366       405      222       155           1,156
 Loss on disposal of
  assets................       --       --        65       --        --             150
 Amortization of
  deferred compensation
  expense...............      688      414       405       --     1,927           3,464
 Issuance of common
  stock for services....      100      175        82       --        --             457
 Changes in assets and
  liabilities:
  Note receivable.......      (60)      60        --       --        --              --
  Other assets..........       27      (14)      (88)     (10)     (354)           (498)
  Accounts payable and
   accrued liabilities..      501      957      (172)     (65)    1,189           2,718
                          -------  -------  --------  -------  --------        --------
Net cash used in
 operating activities...   (4,920)  (5,720)   (9,560)  (4,308)   (7,926)        (29,588)
Investing activities
Purchase of property and
 equipment..............     (669)    (119)     (324)    (144)     (387)         (1,881)
Purchase of short-term
 investments............       --       --        --       --        --            (969)
Sale of short-term
 investments............      871       98        --       --        --             969
                          -------  -------  --------  -------  --------        --------
Net cash provided by
 (used in) investing
 activities.............      202      (21)     (324)    (144)     (387)         (1,881)
Financing activities
Repayments of lease
 obligations............      (28)     (34)      (36)     (20)      (12)            (82)
Proceeds from issuance
 of notes payable.......       --       --       700      700        --             700
Repayments of notes
 payable................       --       --      (700)      --        --            (700)
Repayments of notes
 payable to related
 parties................     (540)      --        --       --        --          (5,740)
Proceeds from issuance
 of notes payable to
 related parties........       --       --        --       --        --             521
Net proceeds from
 exercise of stock
 options................       31       46        66       38        24             167
Net proceeds from
 issuance of redeemable
 convertible preferred
 stock..................       --    5,930    15,960       --        --          21,890
Net proceeds from
 issuance of common
 stock..................    8,975       --        --       --        --          16,629
                          -------  -------  --------  -------  --------        --------
Net cash provided by
 financing activities...    8,438    5,942    15,990      718        12          33,385
                          -------  -------  --------  -------  --------        --------
Net increase (decrease)
 in cash and cash
 equivalents............    3,720      201     6,106   (3,734)   (8,301)          1,916
Cash and cash
 equivalents at
 beginning of period....      190    3,910     4,111    4,111    10,217              --
                          -------  -------  --------  -------  --------        --------
Cash and cash
 equivalents at end of
 period.................  $ 3,910  $ 4,111  $ 10,217  $   377  $  1,916        $  1,916
                          =======  =======  ========  =======  ========        ========
Supplemental cash flow
 information
Cash paid for interest..  $     3  $    14  $     10  $     3  $      3        $     88
                          =======  =======  ========  =======  ========        ========
Schedule of non-cash
 financing and investing
 transactions
Issuance of notes
 receivable from
 employees for exercise
 of stock options.......  $    --  $    --  $   (653) $  (653) $ (1,668)       $ (2,321)
                          =======  =======  ========  =======  ========        ========
Common stock repurchased
 from employee upon
 termination by
 forgiveness of notes
 receivable.............  $    --  $    --  $     --  $    --  $    164        $    164
                          =======  =======  ========  =======  ========        ========
Conversion of related
 party notes payable to
 shares.................  $    --  $    --  $     --  $    --  $     --        $    180
                          =======  =======  ========  =======  ========        ========
Redemption of 905 shares
 for related party notes
 payable (Note 3).......  $    --  $    --  $     --  $    --  $     --        $  5,400
                          =======  =======  ========  =======  ========        ========
Assets acquired under
 capital lease
 obligations............  $    --  $    80  $     --  $    --  $     --        $    113
                          =======  =======  ========  =======  ========        ========

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

   (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies

   E-Stamp Corporation, a Delaware corporation, was formed on August 23, 1996. Effective September 1, 1996, Post N Mail, L.L.C., formed on April 26, 1994, was merged (the "Merger") into E-Stamp Corporation (collectively, the "Company" or "E-Stamp"). Upon completion of the Merger, all of the assets of Post N Mail, L.L.C. were acquired by E-Stamp Corporation. The Merger was accounted for as a combination of entities under common control. Each unit of Post N Mail, L.L.C. ownership received 5,000 shares of E-Stamp common stock. The financial statements have been presented to reflect the Merger for all periods presented. The Company is a development stage company which has devoted substantially all of its efforts to recruiting personnel to conduct research and product development and sales and marketing and has not yet generated revenues from the sale of products.

   The Company has incurred significant losses since inception. Its activities to date have been financed primarily through private placements of equity securities. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.

Nature of Operations

   The Company has developed technology that allows users to apply digital postage to envelopes, mailing labels, and documents from their personal computers. This technology, termed the E-Stamp Internet postage solution, allows authorized users to purchase postage via the Internet and subsequently print postage from personal computers onto envelopes, mailing labels, and documents using standard laser and inkjet printers. The Internet postage solution is designed to print a postmark indicia that can be used as a replacement for other current forms of postage, including stamps and today's postmarks generated by postage metering devices. The information generated by the Internet postage solution will be read by the U.S. Postal Service during mail processing and allow for routing to intended recipients.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company's cash equivalents were composed of government securities as of December 31, 1998 and of money market mutual funds and government securities as of December 31, 1997. The Company's cash and cash equivalents are carried at cost which approximates market.

Property and Equipment

   Property and equipment are recorded at cost. Additions, improvements, and renewals that significantly add to the asset value or extend the life of the asset are capitalized. Expenditures for maintenance and repairs are expensed as costs are incurred.

   Depreciation and amortization, for financial reporting purposes, are provided on the straight-line method based upon the estimated useful lives as follows:

     Computer and other equipment............................. 3 years
     Furniture and fixtures................................... 3 years
     Leasehold improvements................................... Life of the lease

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


1. Background and Summary of Significant Policies (continued)

Research and Development

   Research and development costs are expensed as they are incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed" (FAS 86), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of all phases of the detailed product design necessary to establish that the product can be manufactured to meet all design specifications. Through December 31, 1998, technological feasibility for the Company's primary product was not established and, therefore, all software research and development costs were expensed as incurred.

Advertising Costs

   The Company expenses the costs of advertising as incurred except for direct-response advertising costs meeting certain specific criteria. Advertising expense was $117,000 for the year ended December 31, 1998. No advertising expense was recorded for the years ended December 31, 1996 and 1997. To date, no direct-response advertising costs have been capitalized.

Income Taxes

   The Company computes and records income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the liability method is used to calculate deferred taxes.

Stock-Based Compensation

   In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which the Company adopted in 1996, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for stock options. Under APB Opinion No. 25, if the exercise price of the Company's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options granted to consultants are accounted for using the minimum value method prescribed by FAS 123. (See Note 3 for pro forma disclosures of stock-based compensation pursuant to FAS 123.)

Use of Estimates

   The Company's management makes estimates and assumptions in the preparation of its financial statements in conformity with generally accepted accounting principles. These estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the respective reporting periods. Actual results could differ from those estimates.

Concentrations

   The Company relies on one manufacturer for the supply and production of its Internet postage device. The inability of this manufacturer to fulfill the Company's supply requirements could negatively impact future results.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


1. Background and Summary of Significant Policies (continued)

Effect of New Accounting Standards

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income," ("SFAS 130"). SFAS 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of SFAS 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). The Company adopted SFAS 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 130"). The Company is required to adopt SFAS 133 for the year ending December 31, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company adopted the provisions of SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 has not had a material impact on our financial position or results of operations.

   The Company will adopt AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4") upon its first product revenue transactions. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, "Software Revenue Recognition." As no revenues have been recognized, the adoption of SOP 97-2 and SOP 98-4 did not have any impact on the Company's financial results through December 31, 1998. However, full implementation guidelines for this standard have not yet been issued. Once available, the planned revenue accounting practices may need to change and such changes could affect the Company's future revenues and results of operations. In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E-Stamp has not yet determined the effect of the final adoption of SOP 98-9 on its future revenues and results of operations.

Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current year's presentation.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


1. Background and Summary of Significant Policies (continued)

Unaudited Financial Statements

   According to management, the accompanying unaudited financial statements for the six months ended June 30, 1998 and 1999 and for the period from inception (April 26, 1994) to June 30, 1999 have been prepared on substantially the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial information set forth therein.

Unaudited Pro Forma Information

   If the offering contemplated by this prospectus is consummated, the Series A and B redeemable convertible preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The pro forma stockholders' equity as of June 30, 1999 reflects conversion of the outstanding preferred stock into 6,688,000 shares of common stock. Pro forma net loss per share is computed as if the outstanding preferred stock had been converted into common stock on the date of issuance.

2. Line of Credit

   On October 11, 1997, the Company entered into a Loan and Security Agreement with a bank which allows for a $1,000,000 line of credit to be used for general business purposes. An amendment dated September 21, 1998 increased the line of credit to $1,250,000. The Loan and Security Agreement, which expires
September 30, 1999, grants the bank a security interest in all the assets of the Company except the intellectual property. As of December 31, 1998 and June 30, 1999, no amounts were outstanding under this arrangement; however, a $35,000 letter of credit required for the Company's California office lease was secured by this credit facility, leaving the balance of the line of credit of $1,215,000 available for other purposes. At June 30, 1999, $143,000 was outstanding on the letter of credit and $1,107,000 was available.

3. Stockholders' Equity

Redeemable Convertible Preferred Stock

   As of December 31, 1998, the Company is authorized to issue 12,000,000 shares of preferred stock in series. Rights and preferences of each series of preferred stock are to be determined by the Board of Directors. As of December 31, 1998, 2,500,000 and 4,188,000 shares have been designated as Series A and B redeemable convertible preferred stock, respectively.

   The Series A and B redeemable convertible preferred stock carries an 8%, noncumulative dividend, payable at the discretion of the Board of Directors. Additionally, the shares of Series A and B redeemable convertible preferred stock are convertible into an equal number of shares of common stock (i) at the option of the holder, (ii) upon the closing of a public offering, as defined, or (iii) upon the consent of a majority of holders of the Series A and B redeemable convertible preferred stock. The Company has reserved 2,500,000 and 4,188,000 shares of common stock for the conversion of the Series A and B redeemable convertible preferred stock, respectively.

   The holders of Series A and B redeemable convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.192 and $0.3056 per share, respectively, if declared by the Board of Directors. These dividends are in preference to any declaration or payment of and dividend on common stock

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)



3. Stockholders' Equity (continued)

of the Company. No dividends have been declared from inception (April 26, 1994) through December 31, 1998.

   Upon liquidation of the Company, the Series A and B redeemable convertible preferred stockholders are entitled to a liquidation preference equal to the original issuance price, plus any declared unpaid dividends, which is superior to the claim of common stockholders.

   The holders of Series A and B redeemable convertible preferred stock are entitled to one vote for each share of common stock into which such convertible preferred stock could be converted.

   At any time after September 3, 2001 but not later than September 3, 2003, a majority of the holders of Series A redeemable convertible preferred stock can require the Company to redeem the outstanding Series A redeemable convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series A redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series A redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   At any time after July 7, 2002 but not later than July 7, 2004, a majority of the holders of Series B redeemable convertible preferred stock can require the Company to redeem the outstanding Series B convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series B redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series B redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

Stock Option Plans

 Stock Option and Restricted Stock Plan

   Effective September 1996, the Company established the 1996 Stock Option and Restricted Stock Plan (the "Employee Plan"). The Employee Plan expires in August 2006 and provides for the grant of incentive stock options, nonstatutory stock options, and restricted stock to employees and consultants of the Company. An amendment increasing the number of shares thereunder from 2,000,000 to 2,750,000 was approved by the Board of Directors on June 26, 1998. The Employee Plan is administered by a committee of the Board of Directors. This committee has the authority to determine the employees and consultants to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Stock options are limited to ten-year terms, and options granted through December 31, 1998 generally vest at the rate of 25% upon the first anniversary of the grant and 6.25% each quarter thereafter. The exercise price for stock options may not be less than the fair value of the shares on the date of grant for incentive stock options and is subject to the discretion of the committee for nonstatutory stock options. Restricted stock may be granted at no additional cost to recipients. Compensation expense, if any, equal to the fair value of the restricted stock or stock options granted in excess of the purchase or exercise price, is recognized over the related vesting period. A total of 2,750,000 shares of common stock are currently reserved for issuance pursuant to the Employee Plan. As of December 31, 1998, options to purchase 1,007,393 shares of common stock at a weighted-average exercise price of $0.75 per share were outstanding of which 829,730 were vested, and 163,125 shares of common stock remained available for future grants under the Employee Plan.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


3. Stockholders' Equity (continued)

 Nonemployee Directors' Plan

   Also in September 1996, the Company established the 1996 Nonemployee Director Stock Option Plan (the "Director Plan") which authorizes the issuance of up to 100,000 shares of common stock. The Director Plan expires in August 2006. The Director Plan is a nondiscretionary stock option plan for nonemployee directors of the Company, which generally provides for the grant of stock options for 10,000 shares upon election as a nonemployee director and an additional grant of stock options for 3,000 shares as of April 1 of each year. The options are limited to a ten-year term, vest at the rate of 50% per year, and have an exercise price equal to the fair value of the shares on the date of grant. A total of 100,000 shares of common stock are currently reserved for issuance pursuant to the Director Plan. As of December 31, 1998, options to purchase 15,250 shares of common stock at a weighted-average exercise price of $0.50 per share were outstanding of which 11,125 were vested, and 84,750 shares of common stock remained available for future grants under the Director Plan.

   The following is a summary of the combined option transactions under the Employee Plan and Director Plan for the years ended December 31, 1997 and 1998.

                                                                   Weighted-
                                                       Number of    Average
                                                        Options  Exercise Price
                                                       --------- --------------
                                                        (In thousands, except
                                                          per share amounts)
   Options outstanding at December 31, 1996...........     659       $5.83
     Granted..........................................   1,215        0.71
     Exercised........................................     (23)       2.00
     Canceled.........................................    (179)       7.24
                                                        ------
   Options outstanding at December 31, 1997...........   1,672        0.63
     Granted..........................................   1,088        0.69
     Exercised........................................  (1,533)       0.52
     Canceled.........................................    (204)       0.51
                                                        ------
   Options outstanding at December 31, 1998...........   1,023        0.75
     Granted (unaudited)..............................   2,296        0.98
     Exercised (unaudited)............................  (1,824)       0.93
     Canceled (unaudited).............................    (466)       0.90
                                                        ------
   Options outstanding at June 30, 1999 (unaudited)...   1,029        0.90
                                                        ======
   Exercisable at December 31, 1998...................   1,023
                                                        ======

                                       Options Outstanding and Exercisable
                                  ----------------------------------------------
                                     Options
                                  Outstanding at Weighted-Average   Weighted-
                                   December 31,     Remaining        Average
                                       1998      Contractual Life Exercise Price
     Range of Exercise Prices     -------------- ---------------- --------------
                                  (In thousands)    (In years)
       $0.05-$0.25...............        25            5.23           $0.17
       $0.50-$0.50...............       303            7.65            0.50
       $0.80-$0.80...............       685            9.82            0.80
       $6.00-$6.60...............        10            1.00            6.00
                                      -----            ----
                                      1,023            8.98
                                      =====            ====

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


3. Stockholders' Equity (continued)

   During the year ended December 31, 1998, 1,252,920 unvested options were exercised for cash and in exchange for notes (see Note 7) by various employees of the Company. At December 31, 1998, 841,757 of these options were still unvested and subject to repurchase in the event of termination of the employees.

 Stock-Based Compensation

   During 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which became effective for the Company's 1996 fiscal year. FAS 123 requires the Company to disclose the pro forma effect of the method of accounting prescribed in FAS 123, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

   The fair value of the Company's stock-based awards to employees was estimated using the minimum value method and assuming no expected dividends and the following weighted average assumptions:

                                                                Years ended
                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
   Expected volatility........................................  N/A   N/A   N/A
   Expected life of options in years..........................  5.5   5.5   4.0
   Risk-free interest rate....................................  6.0%  6.0%  5.0%
   Expected dividend yield.................................... 0.00% 0.00% 0.00%

   For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, net loss and net loss per share would have increased to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                   Years ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
   Net loss attributable to common stockholders:
     As reported.................................. $(6,339) $(7,874) $(11,640)
                                                   =======  =======  ========
     Pro forma.................................... $(7,146) $(8,831) $(12,190)
                                                   =======  =======  ========
   Net loss per share (basic and diluted):
     As reported.................................. $ (0.63) $ (0.76) $  (1.11)
                                                   =======  =======  ========
     Pro forma.................................... $ (0.71) $ (0.85) $  (1.13)
                                                   =======  =======  ========

   The weighted-average fair value of options granted in fiscal 1997 and 1998 was $0.19 and $0.14, respectively.

   In 1996, the Company granted equity awards of common stock to certain employees. Restrictions, as determined by management, lapse from one year to four years after the grant date. Upon grant, deferred compensation of approximately $1.1 million, was charged to stockholders' equity and is being amortized to expense over the periods until the restrictions lapse. In connection with these restricted shares, amortization charged to expense in 1996 and 1997 was $688,000 and $414,000, respectively $(1,132,000 for the period from inception to December 31, 1998).

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


3. Stockholders' Equity (continued)

   The Company has recorded additional deferred stock compensation of approximately $2,694,000 during the year ended December 31, 1998 and $8,947,000 during the six months ended June 30, 1999 representing the difference between the exercise price and the deemed fair value, for financial reporting purposes, of the Company's common stock on the grant date for certain of the Company's stock options granted to officers and employees. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of sales of equity securities to third parties. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization expense amounted to approximately $405,000 for the year ended December 31, 1998 and approximately $1,927,000 for the six months ended June 30, 1999.

4. Partnership Agreements

Compaq Software Alliance Agreement

   In July 1998, the Company entered into a three year Software Alliance Agreement ("Alliance Agreement") with Compaq Computer Corporation ("Compaq"). Under this agreement, Compaq will market our Internet postage solution as part of their online services and, in exchange, the Company agreed to pay Compaq royalties.

Strategic Marketing Agreement

   In November, 1998, the Company entered into a strategic marketing agreement with an Internet service provider (the "Provider") for the promotion of the Company's internet postage service. The Provider has agreed to deliver a minimum number of impressions over the approximate 15 month term of the agreement, commencing on the date the Company receives approval for Phase III beta testing from the USPS. In exchange for these promotional services, the Company has agreed to pay the Provider approximately $1.3 million.

5. Income Taxes

   As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $7,100,000 and $5,700,000 respectively. The net operating loss carryforwards will expire at various dates beginning in 2004 through 2018, if not utilized.

   Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


5. Income Taxes (continued)

   Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                               (In thousands)
   Deferred tax assets:
   Net operating loss carryforwards.......................... $   900  $  2,800
   Capitalized research and development......................   2,400     4,300
   Capitalized start-up costs................................   2,100     1,700
   Deferred compensation.....................................     400       600
   Other.....................................................     600       800
                                                              -------  --------
   Total deferred tax assets.................................   6,400    10,200
   Valuation allowance.......................................  (6,400)  (10,200)
                                                              -------  --------
   Net deferred tax assets................................... $    --  $     --
                                                              =======  ========

   FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $3,100,000 and $3,800,000 during the years ended December 31, 1997 and 1998, respectively.

6. Commitments

401(k) Plan

   Effective April 1, 1996, the Company established the E-Stamp Corporation Benefit Plan (the "Plan"). The Plan provides for a Company match of employee contributions equal to 50% of employee contributions up to 4% of their compensation. Employees are eligible to participate in the Plan at the beginning of the month following the first day of employment. The terms of the Plan are subject to change as determined by management. The Company made contributions in 1997 and 1998 of approximately $18,000 and $59,000, respectively.

Leases

   The Company has various operating leases, the terms of which range from 12 to 60 months. The operating leases are primarily for facilities in Houston, Texas and Palo Alto, California. Rental expenses related to these leases for the periods ended December 31, 1996, 1997 and 1998 were $188,000, $411,000 and $554,000, respectively. During 1997, the Company entered into computer lease agreements classified as capital leases in the accompanying financial statements.

   In February 1999, the Company entered into a new sublease pertaining to a new facility at a monthly rent payment of $71,683 effective April 1, 1999. The sublease term will end on June 30, 2000. The table below includes the rental payments from this sublease.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


6. Commitments (continued)

   The following represents future minimum rental payments under noncancelable operating leases and capital leases:

                                                               Operating Capital
                                                                (In thousands)
   For the years ending December 31:
     1999.....................................................  $  943     $31
     2000.....................................................     459       8
     2001.....................................................      --       4
     2002.....................................................      --       1
                                                                ------     ---
   Total minimum lease payments...............................  $1,402      44
                                                                ======
   Less amount representing interest..........................              (6)
                                                                           ---
   Present value of future minimum lease payments.............              38
   Less current portion of capital leases.....................             (27)
                                                                           ---
   Long-term portion of capital leases........................             $11
                                                                           ===

   Assets capitalized under capital leases totaled approximately $80,000 at December 31, 1997 and 1998 and are included in computers and furniture and fixtures. Accumulated amortization related to assets under capital leases totaled $22,000 and $49,000 at December 31, 1997 and 1998, respectively.

7. Notes Receivable

   On June 12, 1998, the Company received $653,294 of full recourse notes receivable from employees which bear interest at 6% per annum in consideration for the exercise of stock options. The interest portion is payable annually or on or before the 12th day of June, commencing June 12, 1999 and continuing through June 12, 2003, at which time the entire amount of principal and all accrued interest then outstanding and remaining unpaid shall become due and payable in full. The principal is payable in full on the earlier to occur of June 12, 2003 or 90 days following the termination of employment for any reason.

   Interest receivable recorded for these notes receivable totaled $21,800 at December 31, 1998.

8. Net Loss Per Share

   Net loss per share has been computed in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants, and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. The Company's potentially dilutive securities were antidilutive and therefore were not included in the computation of weighted-average shares used in computing diluted loss per share. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering date must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)


8. Net Loss Per Share (continued)

   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                       Years ended           Six months ended
                                       December 31,              June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                                               (unaudited)
   Basic and diluted:
     Net loss..................  $(6,339) $(7,678) $(10,257) $(4,455) $(10,843)
     Accretion on redeemable
      convertible preferred
      stock....................      --      (196)   (1,383)    (307)   (1,176)
                                 -------  -------  --------  -------  --------
     Net loss attributable to
      common stock.............  $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
                                 =======  =======  ========  =======  ========
     Weighted-average shares of
      common stock
      outstanding..............   10,034   10,373    11,235   10,560    12,323
     Less: weighted-average
      shares subject to
      repurchase...............      --       --       (775)    (139)   (1,534)
                                 -------  -------  --------  -------  --------
     Weighted-average shares
      used in computing basic
      and diluted net loss per
      share....................   10,034   10,373    10,460   10,421    10,789
                                 =======  =======  ========  =======  ========
     Basic and diluted net loss
      per share................  $ (0.63) $ (0.76) $  (1.11) $ (0.46) $  (1.11)
                                 =======  =======  ========  =======  ========
   Pro forma basic and diluted:
     Net loss..................                    $(10,257)          $(10,843)
                                                   ========           ========
     Shares used above.........                      10,460             10,789
     Pro forma adjustment to
      reflect weighted effect
      of assumed conversion of
      convertible preferred
      stock (unaudited)........                       4,542              6,688
                                                   --------           --------
     Shares used in computing
      pro forma basic and
      diluted net loss per
      share (unaudited)........                      15,002             17,477
                                                   ========           ========
     Pro forma basic and
      diluted net loss per
      share (unaudited)........                    $  (0.68)          $  (0.62)
                                                   ========           ========

   The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share was 659,000, 4,172,000, and 7,711,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and 2,998,000 and 7,717,000 for the six months ended June 30, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

9. Subsequent Events

Strategic Distribution Agreements (unaudited)

   From January 1, 1999 through August 2, 1999, the Company entered into agreements for online advertising with Yahoo!, Inc., Microsoft Corporation, Earthlink Operations, Inc. and Excite@Home. Aggregate

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

9. Subsequent Events (continued)

noncancelable advertising commitments related to these agreements total approximately $4.4 million, $6.1 million and $2.4 million for the second half of 1999 and for the years ending December 31, 2000 and 2001, respectively. The Company has paid $500,000 under these agreements in the six months ended June 30, 1999. The Company could be subject to additional payments under these agreements if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

Pitney Bowes Litigation (unaudited)

   On June 10, 1999, Pitney Bowes filed suit against us in U.S. District Court alleging infringement of Pitney Bowes patents. The suit alleges that we are infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement and assert certain affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, we also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon our allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. Our suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. We are continuing to investigate the claims against us as well as infringement by Pitney Bowes of our patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solutions and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

Bridge Loan Financing (unaudited)

   On July 12, 1999, the Company entered into bridge loan financing arrangement with a financial institution under which the Company borrowed $5.0 million. Amounts borrowed under the arrangement bear interest at a rate of 13% per annum. In connection with this financing, the Company granted the lender warrants to purchase 38,797 shares of common stock with an exercise price of $10.31 per share. These warrants expire in July, 2004. The Company anticipates recording the fair value of these warrants of approximately $85,000 as interest expense over the period the loan is outstanding. The Company borrowed $5.0 million in July, 1999 under the facility and fully repaid the outstanding balance in August, 1999.

Employee Option Grants (unaudited)

   From July 1, 1999 to July 27, 1999, options to purchase 626,000 shares were issued to employees pursuant to the 1996 Stock Option Plan with an exercise price of $1.50 per share. The Company estimates that

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

9. Subsequent Events (continued)

additional deferred compensation of $4.5 million will be recorded as a result of these option grants and amortized to compensation expense in accordance with the Company's policy.

1996 Stock Plan (unaudited)

   In February 1999, the board of directors approved an amendment increasing the number of shares reserved for issuance under the 1996 Stock Plan from 2,750,000 to 4,750,000 subject to shareholder approval. The shareholders approved the increase in April 1999.

1999 Stock Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Stock Plan subject to shareholder approval. A total of 2,000,000 shares of common stock are reserved for issuance under the plan.

1999 Employee Stock Purchase Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Employee Stock Purchase Plan subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 5,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on the last trading day on or before November 14, 2001.

1999 Director Option Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Option Plan subject to shareholder approval. A total of 300,000 shares of common stock are reserved for issuance under the Plan.

Sales of Stock

   In August 1999, the Company issued 2,931,229 shares of Series C redeemable convertible preferred stock at $10.31 per share. Series C redeemable convertible preferred stock carries an 8%, noncumulative dividend, is convertible into one share of common stock and has other rights and preferences similar to those described for Series A and B convertible stock in Note 3. In connection with the sale of Series C redeemable convertible preferred stock, the Company committed to issue 21,235 warrants to purchase shares of Series C redeemable convertible preferred stock at $10.31 per share to Donaldson Lufkin & Jenrette Securities Corporation as placement agent.

                       [INSIDE BACK COVER OF PROSPECTUS]

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      , 1999

                                    [LOGO]

                              E-Stamp Corporation

                                 Shares of Common Stock

                             ---------------------

                                  PROSPECTUS

                             --------------------

                         Donaldson, Lufkin & Jenrette

                        Banc of America Securities LLC

                           Deutsche Banc Alex. Brown

                                DLJdirect Inc.

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We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of E-Stamp Corporation have not changed since the date hereof.

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Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by E-Stamp Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................... $ 23,630
   NASD filing fee.................................................... $  9,000
   Nasdaq National Market listing fee................................. $ 95,000
   Printing and engraving costs....................................... $250,000
   Legal fees and expenses............................................ $400,000
   Accounting fees and expenses.......................................    *
   Blue Sky fees and expenses......................................... $ 15,000
   Transfer Agent and Registrar fees..................................    *
   Miscellaneous expenses............................................. $ 75,000

   Total..............................................................    *

  * To be filed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

   (a) On September 3, 1997, we issued an aggregate of 2,500,000 shares of our Series A Preferred Stock to certain accredited investors for an aggregate offering price of $6,000,000.

   On July 7, 1998, we issued an aggregate of 4,188,000 shares of our Series B Preferred Stock to certain accredited investors for an aggregate offering price of $16,000,000.

   On July 26, 1999, we granted a warrant to a lender to purchase up to 38,797 shares of Common Stock at $10.31 per share.

   On August 10, 1999, we issued an aggregate of 2,931,229 shares of our Series C Preferred Stock to certain accredited investors for an aggregate offering price of $30,220,971.

   On August 10, 1999, we granted a warrant to our placement agent to purchase up to 21,235 shares of Series C Preferred Stock at $10.31 per share.

   From January 1996 to August 1999, we have granted options to purchase an aggregate of 5,889,175 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $1.05. As of August 10, 1999, options to purchase 3,898,735 shares at a weighted exercise price of $.87 per share had been exercised.

   The foregoing transactions were effected under Section 4(2) of the Securities Act.

   (b) As of August 10, 1999, an aggregate of 3,555,712 shares of common stock had been issued upon exercise of options under the Registrant's 1996 Stock Option and Restricted Stock Plan. Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number
 -------
  1.1    Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant.
  3.2    Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5    Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6    Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7    Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2    1999 Stock Plan and form of agreements thereunder.
 10.3    1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4    1999 Director Option Plan and form of agreements thereunder.
 10.5    1996 Stock Option and Restricted Stock Plan.
 10.6    1996 Non-Employee Director Stock Option Plan.
 10.7    Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, Independent Auditors.

 Exhibit
 Number
 -------
 23.3    Consent of Howrey & Simon.
 24.1    Power of Attorney (Included on page II-4).
 27.1    Financial Data Schedules.

---------------------
 * To be filed by amendment.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 17th day of August, 1999.

                                          E-STAMP CORPORATION

                                                    /s/ Robert H. Ewald
                                          By: _________________________________
                                                      Robert H. Ewald
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Ewald and Edward Malysz and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                           Title                  Date
             ---------                           -----                  ----

        /s/ Robert H. Ewald          President, Chief Executive      August 17,
____________________________________  Officer and Director              1999
          Robert H. Ewald             (Principal Executive
                                      Officer)

     /s/ Anthony H. Lewis, Jr.       Vice President and Chief      August 17, 1999
____________________________________  Financial Officer
       Anthony H. Lewis, Jr.          (Principal Financial and
                                      Accounting Officer)

       /s/ Marcelo A. Gumucio        Chairman of the Board         August 17, 1999
____________________________________
         Marcelo A. Gumucio

         /s/ John V. Balen           Director                      August 17, 1999
____________________________________
           John V. Balen

        /s/ Thomas L. Rosch          Director                      August 17, 1999
____________________________________
          Thomas L. Rosch

       /s/ Gregory S. Stanger        Director                      August 17, 1999
____________________________________
         Gregory S. Stanger

          /s/ Adam Wagner            Director                      August 17, 1999
____________________________________
            Adam Wagner

 Exhibit
 Number
 -------
  1.1    Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant.
  3.2    Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5    Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6    Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7    Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2    1999 Stock Plan and form of agreements thereunder.
 10.3    1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4    1999 Director Option Plan and form of agreements thereunder.
 10.5    1996 Stock Option and Restricted Stock Plan.
 10.6    1996 Non-Employee Director Stock Option Plan.
 10.7    Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, Independent Auditors.
 23.3    Consent of Howrey & Simon.
 24.1    Power of Attorney (Included on page II-4).
 27.1    Financial Data Schedules.

---------------------
*  To be filed by amendment.